Filed Pursuant to Rule 424(b)(2)
Registration No. 333-235338

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
3.375% Notes due 2030	US$700,000,000	99.680%	US$697,760,000	US$90,569.25
4.125% Notes due 2050	US$300,000,000	98.980%	US$296,940,000	US$38,542.81

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated December 3, 2019)

US$1,000,000,000

JD.com, Inc.

US$700,000,000 3.375% Notes due 2030

US$300,000,000 4.125% Notes due 2050

We are offering US$700,000,000 of our 3.375% notes due 2030 (the “2030 Notes”) and US$300,000,000 of our 4.125% notes due 2050 (the “2050 Notes”, together with the 2030 Notes, the “Notes”). The 2030 Notes will mature on January 14, 2030 and the 2050 Notes will mature on January 14, 2050. Interest on the Notes will accrue from January 14, 2020 and be payable on January 14 and July 14 of each year, beginning on July 14, 2020.

We may at our option redeem the Notes at any time prior to October 14, 2029 for the 2030 Notes and prior to July 14, 2049 for the 2050 Notes, in whole or in part, in each case at a price equal to the greater of 100% of the principal amount of such Notes to be redeemed and the make-whole amount plus accrued and unpaid interest, if any, to (but not including) the redemption date. In addition, we may at our option redeem the Notes at any time on or after October 14, 2029 for the 2030 Notes and on or after July 14, 2049 for the 2050 Notes, in whole or in part, in each case at a price equal to 100% of the principal amount of such Notes to be redeemed plus accrued and unpaid interest, if any, to (but not including) the redemption date. We may also redeem the Notes at any time upon the occurrence of certain tax events. Upon the occurrence of a triggering event, we must make an offer to repurchase all Notes outstanding at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. For a more detailed description of the Notes, see “Description of the Notes” in this prospectus supplement.

The Notes are our senior unsecured obligations and will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes; rank at least equal in right of payment with all of our existing and future unsecured unsubordinated obligations (subject to any priority rights pursuant to applicable law); be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor; and be structurally subordinated to all existing and future obligations and other liabilities of our subsidiaries and consolidated affiliated entities.

See “Risk Factors” beginning on page S-15 for a discussion of certain risks that should be considered in connection with an investment in the Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Public Offering Price(1)		Underwriting Discounts		Proceeds to JD.com, Inc.(1)
Per 2030 Note		99.680%		0.275%		99.405%
Total	US$	697,760,000	US$	1,925,000	US$	695,835,000
Per 2050 Note		98.980%		0.650%		98.330%
Total	US$	296,940,000	US$	1,950,000	US$	294,990,000

(1)	Plus accrued interest, if any, from January 14, 2020.

Approval in-principle has been received for the listing and quotation of the Notes on the Singapore Exchange Securities Trading Limited (“SGX-ST”). The SGX-ST assumes no responsibility for the correctness of any of the statements made or opinions expressed or reports contained herein. Approval in-principle for the listing and quotation of any Notes on the SGX-ST is not to be taken as an indication of the merits of us, or any of our subsidiaries or consolidated affiliated entities, or of the Notes. Currently, there is no public trading market for the Notes.

We expect to deliver the Notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank SA/NV (“Euroclear”), and Clearstream Banking S.A. (“Clearstream”), on or about January 14, 2020, which is the fifth business day following the date of this prospectus supplement. Purchasers of the Notes should note that trading of the Notes may be affected by this settlement date.

Joint Bookrunners and Joint Lead Managers

BofA Securities	UBS

Joint Lead Managers

BofA Securities	UBS	HSBC

Co-Managers

Bank of China	DBS Bank Ltd.	Jefferies	Standard Chartered Bank

The date of this prospectus supplement is January 7, 2020.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Section 309B(1) Notification—In connection with Section 309B of the Securities and Futures Act, Chapter 389 of Singapore, as modified or amended from time to time (the “SFA”) and the Securities and Futures (Capital Markets Products) Regulations 2018 (the “CMP Regulations 2018), we have determined, and hereby notify all persons (including relevant persons (as defined in Section 309A(1) of the SFA)) that the Notes are prescribed capital markets products (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the Notes by us. The second part, the base prospectus, presents more general information about this offering. The base prospectus was included in the registration statement on Form F-3 (File No. 333-235338) that we filed with the SEC on December 3, 2019 and has been updated since that time with additional information that is incorporated by reference. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus as updated through incorporation by reference.

If the description of the offering of the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisors for legal, tax, business, financial and related advice regarding the purchase of any of the Notes offered by this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

•

“annual active customer accounts” refer to customer accounts that made at least one purchase during the twelve months ended on the respective dates, including both online direct sales and online marketplace;

•	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

•	“ordinary shares” refer to our Class A and Class B ordinary shares, par value US$0.00002 per share;

•	“RMB” refers to the legal currency of China;

•	“U.S. dollars,” “US$,” “dollars” and “$” refer to the legal currency of the United States; and

•	“we,” “us,” “our company” and “our” refer to JD.com, Inc., its subsidiaries and its consolidated variable interest entities and their subsidiaries.

Our reporting currency is RMB. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus supplement are made at a rate of RMB7.1477 to US$1.00, the exchange rate in effect as of September 30, 2019 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. On December 27, 2019, the exchange rate was RMB6.9954 to US$1.00.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

This prospectus supplement is part of a registration statement that we filed with the SEC, using a “shelf” registration process under the Securities Act of 1933, as amended, or the Securities Act, relating to the securities to be offered. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to JD.com, Inc. and the Notes, reference is hereby made to the registration statement and the prospectus contained therein. The registration statement, including the exhibits thereto, may be inspected on the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of the accompanying prospectus. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information. See “Incorporation of Certain Documents by Reference” in the accompanying prospectus for more information. All of the documents incorporated by reference are available at www.sec.gov under JD.com, Inc., CIK number 0001549802.

Our annual report on Form 20-F for the fiscal year ended December 31, 2018, as amended by Amendment No. 1 thereto, filed with the SEC on April  15, 2019 and June 28, 2019, respectively (File No. 001-36450), or our 2018 Form 20-F, and our current report on Form 6-K we furnished to the SEC on December 3, 2019, are both incorporated by reference into the accompanying prospectus.

As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document.

We will provide a copy of any or all of the information that has been incorporated by reference into the accompanying prospectus, upon written or oral request, to any person, including any beneficial owner of the Notes, to whom a copy of this prospectus supplement is delivered, at no cost to such person. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

JD.com, Inc.

20th Floor, Building A, No. 18 Kechuang 11 Street

Yizhuang Economic and Technological Development Zone

Daxing District, Beijing 101111

The People’s Republic of China

+86 10 8911-8888

Attention: Investor Relations

ECONOMIC AREA CONSIDERATIONS

The Notes are not intended to be offered, sold, or otherwise made available to and should not be offered, sold, or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor in the EEA means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II. Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to,” “future,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:

•	our goals and strategies;

•	our future business development, financial conditions and results of operations;

•	the expected growth of the retail and online retail markets in China;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with customers, suppliers and third-party sellers;

•	our plans to invest in our fulfillment infrastructure and technology platform as well as new business initiatives;

•	competition in our industry; and

•	relevant government policies and regulations relating to our industry.

The forward-looking statements included in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference therein are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference therein.

We would like to caution you not to place undue reliance on these forward-looking statements. You should read these statements in conjunction with the risk factors disclosed herein, in the accompanying prospectus and in the documents incorporated by reference therein for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information presented in greater detail elsewhere. This summary is not complete and does not contain all the information you should consider before investing in the Notes. You should carefully read the entire prospectus before investing, including “Risk Factors,” and including the documents incorporated by reference. See “Incorporation of Certain Documents by Reference.” Our 2018 Form 20-F, which contains our audited consolidated financial statements as of December 31, 2017 and 2018 and for each of the three years ended December 31, 2018, and our current report on Form 6-K furnished to the SEC on December 3, 2019, which contains our unaudited interim condensed consolidated financial statements as of September 30, 2019 and for the nine months ended September 30, 2018 and 2019, are both incorporated by reference.

JD.com, Inc.

Overview

We are a leading technology-driven e-commerce company and retail infrastructure service provider in China.

We believe “Boundaryless Retail,” the idea of enabling consumers to buy whatever they want, wherever and whenever they want it, represents the future retail trend for our industry as consumers are becoming more involved in all aspects of a company’s value chain and proactively interact with businesses. Consumers nowadays not only continue seeking out “low cost” and “convenience,” but also demand more personalized and diversified scenarios and participation at the same time. The interaction between these evolving consumer demands and technology advancement will further transform the retail infrastructure and experience.

We are focused on providing consumers with an enjoyable online retail experience. Through our content-rich and user-friendly website www.jd.com and mobile apps, we offer a wide selection of authentic products at competitive prices which are delivered in a speedy and reliable manner. We also offer convenient online and in-person payment options and comprehensive customer services. In order to have better control over fulfillment and to ensure customer satisfaction, we have built our own nationwide fulfillment infrastructure and last-mile delivery network, staffed by our own employees, which supports both our online direct sales and our online marketplace businesses. We have established strong relationships with our suppliers as we develop our online direct sales business. Furthermore, our online marketplace business has allowed us to significantly expand our offerings of products and services. As a result of our superior customer experience, our business has grown rapidly.

We are a technology-driven company and have invested heavily in developing our own highly scalable proprietary technology platform that supports our rapid growth and enables us to provide value-added technology services. In addition, our sophisticated business intelligence system enables us to refine our merchandise sourcing strategy to manage our inventory turnover and control costs and to leverage our large customer database to create customized product recommendations and cost-effective and targeted advertising.

Growth in the number of our active customer accounts is a key driver of our revenue growth. We had 226.6 million, 292.5 million, 305.3 million and 334.4 million annual active customer accounts in 2016, 2017, 2018 and for the twelve months ended September 30, 2019, respectively. This increase was primarily driven by our success in attracting new active customer accounts, as well as by our success in generating repeat purchases from existing customer accounts. We have a growing and loyal active customer base. Over the years, our customers have shown loyalty to us through their increased activity levels. For example, for the same group of customer accounts that were active in 2008, their average number of purchases increased each year thereafter, from approximately 3.7 in 2008 to 4.4 in 2009, 6.2 in 2010, 10.7 in 2011, 14.9 in 2012, 16.6 in 2013, 18.7 in 2014, 21.8 in 2015, 25.7 in 2016, 30.2 in 2017 and 31.5 in 2018.

We generated total net revenues of RMB258.3 billion, RMB362.3 billion, RMB462.0 billion and RMB406.2 billion (US$56.8 billion) in 2016, 2017, 2018 and for the nine months ended September 30, 2019, respectively. We incurred net losses from continuing operations of RMB2,049 million, RMB19 million, and RMB2,801 million in 2016, 2017 and 2018, respectively, and generated net income from continuing operations of RMB8,336 million (US$1,166 million) for the nine months ended September 30, 2019.

Online Direct Sales

In our online direct sales business, we acquire products from suppliers and sell them directly to customers. We foster an interactive user community that discusses, rates and reviews our products and services. We believe we have the largest online product review database of any online direct sales company in China with approximately 5,423 million product reviews generated by our customers as of September 30, 2019. As we now offer a wide range of product categories through our online direct sales business model, net revenues from electronics products, which include computers, mobile handsets and other mobile digital products, and home appliances, have declined as a percentage of our total net revenues. As of September 30, 2019, we sourced products from over 24,000 suppliers. We believe that large scale and market leading position are critical to success in the online retail market in China and can provide important competitive advantages to us.

Retail Infrastructure

Online Marketplace. In our online marketplace business, third-party sellers offer products to customers on our online marketplace and pay us commissions on their sales. We launched our online marketplace in October 2010 and have been adding new products and services, including premium international brands since then. As of September 30, 2019, there were more than 250,000 third-party sellers on our online marketplace. We provide transaction processing and billing services on all orders placed on our online marketplace and require third-party sellers to meet our strict standards for authenticity and reliability. We monitor third-party sellers’ performance and activities on our online marketplace closely to ensure that they meet our requirements for authentic products and high-quality customer service. We tag certain top stores on our platform as “JD Haodian (京东好店),” based on each third-party merchant’s quality of service during the entire purchase process. Such certification can help the top merchants improve their sales volumes on the platform. Furthermore, it sets a benchmark to encourage other merchants to improve their quality of service. We aim to offer customers the same high-quality customer experience regardless of the source of the products they choose.

Marketing Services. Leveraging our AI capabilities and the comprehensive dataset accumulated from a wide range of business scenarios along the entire value chain, we provide a variety of marketing services to suppliers, merchants and other partners in the ecosystem through our proprietary advertisement technology platform. In 2017, we started to offer our suppliers and merchants a new fully-automated marketing platform that can make targeted product recommendations to users on www.jd.com and our mobile apps and across our content partnership network, driving new customers and repeat purchases for advertisers automatically. Powered by AI, the platform only requires advertisers to input the total budget, unit bid price and optimization goals to market to their targeted audiences, which enables advertisers to lower their operating costs and increase their returns in a convenient and efficient manner. In addition, we have formed strategic partnerships with leading mobile internet companies with an aim to leverage their powerful big data resources, massive user bases and AI-driven technologies to strengthen collaboration in precision marketing, user access points and content-driven marketing.

JD Logistics Services. Timely and reliable fulfillment is critical to the success of an online retail business. Given the then underdevelopment of third-party fulfillment services in China in terms of both warehousing and logistics facilities and last-mile delivery services, we made a strategic decision in 2007 to build and operate our own nationwide fulfillment infrastructure. We believe we have the largest fulfillment infrastructure of any e-commerce company in China. We operated over 650 warehouses with an aggregate gross floor area (“GFA”) of approximately 16 million square meters in 89 cities as of September 30, 2019, and had 116,427 delivery personnel, 37,217 warehouse staff and 15,574 customer service personnel as of the same date. Leveraging this nationwide fulfillment infrastructure, we deliver a majority of the orders directly to customers ourselves. In 2019, we further improved our efficiency in more cities as we continued to expand our 24-hour delivery service in these areas. As of September 30, 2019, we were able to deliver approximately 90% of our direct sales orders in China within 24 hours.

Leveraging our advanced technology and logistics expertise, our logistics business, JD Logistics, provides logistics services to businesses across a wide range of industries including those beyond e-commerce. We have opened up our technology-driven fulfillment infrastructure by offering comprehensive supply chain solutions to third-party sellers on our marketplace and to merchants that do not sell products on our online marketplace, including warehousing management, transportation, delivery, after-sale services, and logistics technology solutions, including cloud-based service and data analytics, or a combination of these services. We are dedicated to developing an effective, environmental-friendly, innovative and smart “green logistics system” through developing and promoting the use of innovative and environmental-friendly materials and a series of technological innovations.

In the second quarter of 2018, to reduce product-to-customer distance and provide customers with innovative delivery options, JD Logistics launched the “Flash Delivery” initiative, offering delivery times ranging from several minutes to about one hour for selected merchandise in certain areas by optimally allocating merchandise across its distribution network, including front-line metropolitan distribution centers, delivery stations and partners’ offline stores, based on its analysis of customer demands. Moreover, in October 2018, JD Logistics opened up its leading logistics network to consumers, offering parcel delivery service to users in certain regions. Leveraging JD Logistics’s extensive delivery network, users in these areas can conveniently send items intra-city and throughout most of mainland China with JD Logistics’s same fast and reliable delivery service.

In April 2019, JD Logistics introduced its new cold chain service which utilizes idle capacity in the industry to offer cold chain transport services. Combined with JD Logistics’s previously launched cold chain services, it has formed a one-stop shop F2B2C cold chain delivery system to meet the service demands of manufacturers, merchants, and consumers.

JD Property Management Group. In 2018, we established our property management group, JDPM, which owns, develops and manages our logistics facilities and other real estate properties, to support JD Logistics and third parties. JDPM has unique advantages to secure scarce land resources as we continue to help boost economies across China through creating employment opportunities and contributing tax, among others. JDPM aims to develop its logistics asset portfolios while maintaining strong capital discipline. With the expansion of our asset portfolios, we have adopted a capital recycling strategy through our fund management platform and other partnerships. We believe this strategy will help further expand our asset portfolios, minimize our related future capital expenditures and enhance our returns. Currently, JDPM manages properties with a total GFA of over 10 million square meters. In February 2019, JDPM established its first logistics properties fund (“Core Fund”) and agreed to transfer certain logistics facilities to Core Fund at a total gross asset value of RMB10.9 billion. In the third quarter of 2019, the closing conditions for the asset group of completed logistics facilities were met and therefore we recorded a disposal gain of RMB3.0 billion for the completed assets. For the remaining logistics facilities under construction, we will derecognize these assets upon its completion and satisfaction of the hand over condition.

Omni-channel Initiatives. To achieve our “Boundaryless Retail” vision, we are exploring a variety of omni-channel integration opportunities and innovative business models.

We believe we are well-positioned to provide omni-channel solutions to customers and offline retailers in select locations in China by capitalizing on our strong online presence and leveraging our strategic partnership with Dada Nexus Limited (“Dada-JD Daojia”), a leading platform of local on-demand retail and delivery in China. Dada-JD Daojia has partnered with a large number of well-known chain retailers and many first-tier international and domestic FMCG (fast-moving consumer goods) brands by leveraging Dada-JD Daojia’s crowd-sourcing delivery network. Dada-JD Daojia has been cooperating with JD Logistics to provide fast on-demand delivery services for merchants and consumers.

In June 2016, we entered into a series of agreements in relation to our strategic alliance with Walmart. We have collaborated with Walmart on e-commerce, including launching a Sam’s Club Flagship Store and Walmart China Flagship Store on JD.com, Sam’s Club Global Flagship Store, Walmart Global Flagship Store, and ASDA Flagship Store on JD Worldwide, and a one-hour delivery service from Walmart Stores in selected cities through the JD Daojia app, as well as leveraging each other’s supply chain to enhance product selection for customers across China. We have also experimented with other omni-channel opportunities, aimed at offering shoppers across China faster and more convenient access to high-quality products through multiple channels.

To provide customers with a more dynamic and interactive integrated omni-channel shopping experience, we have enabled some of our offline partners with a variety of the latest technologies such as facial recognition, product recognition, and a tracking system for customers’ in-store activities, among others. We have established a closed loop to accumulate a large volume of offline shopping data, and through further analysis of the integrated online and offline dataset, we can offer differentiated products in each offline franchise store that best suits potential customer demands.

7FRESH, our offline fresh food market brand, is an example of a real-world trial of our “Boundaryless Retail” vision. In December 2017, we opened our first 7FRESH store in Beijing’s Yizhuang suburban area. Integrating advanced supply chain management know-how and cutting-edge storage technologies, our 7FRESH store is able to deliver a unique shopping experience by offering many fresh products (including fruit, flowers, vegetables and quality fresh seafood), providing food preparation and catering services and making available a 30-minute delivery service for customers within three kilometers of the store. As of September 30, 2019, we had opened 18 7FRESH stores in 8 cities.

We believe our 7FRESH business model will continue to evolve as we strive to pursue an enhanced shopping experience for our consumers and partners by exploring a variety of omni-channel opportunities, integrating quality products with superior services and providing fresh produce supply chain solutions to our partners.

Recent Developments

In April 2019, we completed an investment in Jiangsu Five Star Appliance Co., Ltd. (“Jiangsu Five Star”), one of the leading offline retailers of home appliances and consumer electronics in China. We acquired 46% of Jiangsu Five Star’s total shares from its existing shareholder for a total purchase price of RMB1.27 billion with a combination of cash and assumption of the seller’s debt. Following this investment, we and Jiangsu Five Star will leverage each other’s industry expertise and strength to explore new growth opportunities in the area of “Boundaryless Retail” strategy and aim to provide consumers with a fully-integrated, smart online and offline shopping experience. In addition, we provided a loan of RMB1.03 billion to the seller. We are also entitled to certain collateral and investor rights pursuant to the related definitive agreements.

On May 10, 2019, we renewed the strategic cooperation agreement with Tencent Holdings Limited (“Tencent”) for a period of three years starting from May 27, 2019. Tencent will continue to offer us prominent level 1 and level 2 access points on its Weixin platform to provide traffic support, and the two companies also intend to continue to cooperate in a number of areas including communications, advertising and membership services, among others. It is estimated that such traffic support, advertising spending and other cooperation will amount to over US$800 million, which will be paid or spent over the next three years. We agreed to issue to Tencent a certain number of our Class A ordinary shares for a total consideration of approximately US$250 million at prevailing market prices at certain pre-determined dates during the three-year period, of which 8,127,302 of our Class A ordinary shares were issued in May 2019.

In June 2019, we completed an investment in AiHuiShou International Co. Ltd. (“AiHuiShou”), an online second-hand consumer electronics trading platform. In connection with this investment, we merged our Paipai Secondhand business into AiHuiShou with certain exclusive traffic resources for the next five years, and additionally invested certain amount in cash in exchange for a non-controlling interest in AiHuiShou.

In September 2019, we officially launched our social e-commerce platform, Jingxi, as part of our strategy to penetrate into lower-tier cities. Jingxi is available to consumers across multiple channels including the standalone Jingxi app, Jingxi mini program and a Weixin first-level entry point. Combining social media and retail, Jingxi provides quality goods and services at attractive prices. Jingxi also has partnered with domestic manufacturers in over one hundred industrial clusters, serving as a bridge between manufacturers and consumers.

In November 2019, our healthcare subsidiary, JD Health International, Inc. (“JD Health”) completed the non-redeemable series A preferred share financing with a group of third-party investors. The total amount of financing raised was US$931 million, representing 13.5% of the ownership of JD Health on a fully diluted basis.

Change of Our Independent Registered Public Accounting Firm

On June 22, 2019, we engaged Deloitte Touche Tohmatsu Certified Public Accountants LLP (“Deloitte”) as our independent registered public accounting firm, and dismissed PricewaterhouseCoopers Zhong Tian LLP (“PwC”). The change of our independent registered public accounting firm had been approved by the audit committee of our board, and the decision was not made due to any disagreements between us and PwC.

The reports of PwC on our consolidated financial statements for the fiscal years ended December 31, 2017 and 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2017 and 2018 and the subsequent interim period through June 22, 2019, there have been no (i) disagreements between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the consolidated financial statements for such years, or (ii) reportable events as defined in Item 16F(a)(1)(v) of the instructions to Form 20-F.

We have provided PwC with a copy of the disclosures hereunder and required under Item 16F of Form 20-F and requested from PwC a letter addressed to the SEC indicating whether it agrees with such disclosures. A copy of PwC’s letter dated December 3, 2019 is attached as Exhibit 16.1 to the registration statement on Form F-3 filed with the SEC on December 3, 2019.

During each of the fiscal years ended December 31, 2017 and 2018 and the subsequent interim period through June 22, 2019, neither we nor anyone on behalf of us has consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, audit, or financial reporting issue, (ii) any matter that was the subject of a disagreement pursuant to Item 16F(a)(1)(iv) of the instructions to Form 20-F, or (iii) any reportable event pursuant to Item 16F(a)(1)(v) of the instructions to Form 20-F.

Corporate Information

We conduct our operations in China principally through our wholly owned subsidiaries in China. We also conduct part of our operations in China through our consolidated affiliated entities in China, which hold the licenses and permits necessary to operate our website and certain of our businesses. Our American depositary shares, each of which represents two Class A ordinary shares, par value US$0.00002 per share, of our company, currently trade on The NASDAQ Global Select Market under the symbol “JD.”

Our principal executive offices are located at 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, the People’s Republic of China. Our telephone number at this address is +86 10 8911-8888. We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with this offering. Our corporate website is www.jd.com. Information appearing on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the Notes. Certain of the terms described below are subject to important limitations and exceptions. The “Description of the Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the Notes.

Issuer	JD.com, Inc.

Notes Offered	US$700,000,000 aggregate principal amount of 3.375% notes due 2030 (the “2030 Notes”) and US$300,000,000 aggregate principal amount of 4.125% notes due 2050 (the “2050 Notes”, and together with the 2030 Notes, the “Notes”).

Maturity Dates	The 2030 Notes will mature on January 14, 2030 and the 2050 Notes will mature on January 14, 2050.

Interest Rates	The 2030 Notes will bear interest at a rate of 3.375% per year and the 2050 Notes will bear interest at a rate of 4.125% per year.

Interest Payment Dates	January 14 and July 14, beginning on July 14, 2020. Interest will accrue from January 14, 2020.

Optional Redemption	We may at our option redeem the Notes of any series at any time prior to October 14, 2029 for the 2030 Notes and prior to July 14, 2049 for the 2050 Notes, in whole or in part, at a price equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the make-whole amount (as defined in “Description of the Notes”) plus, in each case, accrued and unpaid interest, if any, on the Notes to be redeemed to (but not including) the redemption date. In addition, we may at our option redeem the Notes at any time on or after October 14, 2029 for the 2030 Notes and on or after July 14, 2049 for the 2050 Notes, in whole or in part, in each case at a price equal to 100% of the principal amount of such Notes to be redeemed plus accrued and unpaid interest, if any, to (but not including) the redemption date. See “Description of the Notes—Optional Redemption.”

Repurchase upon Triggering Event	Upon the occurrence of a Triggering Event (as defined in “Description of the Notes”), we must make an offer to repurchase all Notes outstanding at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. See “Description of the Notes—Repurchase Upon Triggering Event.”

Ranking	The Notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes;

•	rank at least equal in right of payment with all of our existing and future unsecured unsubordinated obligations (subject to any priority rights pursuant to applicable law);

•	be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor; and

•	be structurally subordinated to all existing and future obligations and other liabilities of our subsidiaries and consolidated affiliated entities.

Covenants	We will issue the Notes under an indenture with The Bank of New York Mellon, as trustee. The indenture will, among other things, limit our ability to incur liens and consolidate, merge or sell all or substantially all of our assets.

These covenants will be subject to a number of important exceptions and qualifications and the Notes and the indenture do not otherwise restrict or limit our ability to incur additional indebtedness or enter into transactions with, or to pay dividends or make other payments to, affiliates. For more details, see “Description of the Notes.”

Payment of Additional Amounts	All payments of principal, premium and interest made by or on behalf of us in respect of the Notes will be made without withholding or deduction for, or on account of, any present or future Taxes (as defined in “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus) imposed or levied by or within the Cayman Islands, Hong Kong, the PRC or any jurisdiction where we or our paying agent are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts as will result in receipt by each holder of any Note of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, subject to certain exceptions. See “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Tax Redemption	Each series of the Notes may be redeemed at any time, at our option, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to (but not including) the redemption date in the event we become obligated to pay additional amounts in respect of Notes of such series as a result of certain changes in tax law. See “Description of Debt Securities—Tax Redemption” in the accompanying prospectus.

Use of Proceeds	We intend to use the net proceeds from this offering for general corporate purposes and refinancing. See “Use of Proceeds.”

Denominations	The Notes will be issued in minimum denominations of US$200,000 and multiples of US$1,000 in excess thereof.

Form of Notes	We will issue the Notes in the form of one or more fully registered global Notes registered in the name of the nominee of The Depository Trust Company, or DTC. Investors may elect to hold the interests in the global notes through any of DTC, Clearstream or Euroclear, as described under the heading “Description of the Notes—Book-Entry; Delivery and Form.”

Further Issuances	We may, from time to time, without the consent of the holders of the Notes, issue additional Notes having the same terms and conditions as any series of the Notes in all respects (or in all respects except for the issue date, the issue price and the first payment of interest). Additional Notes issued in this manner may be consolidated with the previously outstanding Notes of the relevant series to constitute a single series of the Notes of such series. We will not issue any additional Notes with the same CUSIP, ISIN or other identifying number as the Notes of any series offered hereby unless the additional Notes are fungible with the outstanding Notes of the relevant series for U.S. federal income tax purposes.

Risk Factors	You should consider carefully all the information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, the risk factors set forth under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement and the risk factors set forth in our 2018 Form 20-F, which is incorporated by reference in the accompanying prospectus, before investing in any of the Notes offered hereby.

Listing	Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. The Notes will be traded on the SGX-ST in a minimum board lot size of US$200,000 for so long as any of the Notes are listed on the SGX-ST.

So long as any of the Notes are listed on the SGX-ST and the rules of the SGX-ST so require, we will appoint and maintain a paying agent in Singapore, where the Notes may be presented or surrendered for payment or redemption, in the event that the global notes are exchanged for Notes in definitive form. In addition, in the event that the global notes are exchanged for Notes in definitive form, announcement of such exchange will be made by or on behalf of our company through the SGX-ST. Such announcement will include all material information with respect to the delivery of the Notes in definitive form, including details of the paying agent in Singapore.

Governing Law	State of New York.

Trustee, Registrar and Paying Agent	The Bank of New York Mellon.

RISK FACTORS

Prospective purchasers of the Notes should carefully consider the risks described below in this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement before deciding to purchase any Notes. Our business, results of operations, financial condition or prospects could be negatively affected if any of these risks occurs, and as a result, the trading price of the Notes could decline and you could lose all or part of your investment.

Risks Relating to the Notes

The Notes will be structurally subordinated to all obligations of our existing and future subsidiaries and consolidated affiliated entities.

The Notes will not be guaranteed by any of our existing or future subsidiaries and consolidated affiliated entities, who together hold substantially all of our operating assets and conduct substantially all of our business. Our subsidiaries and consolidated affiliated entities will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payment. The Notes will be structurally subordinated to all indebtedness and other obligations of our subsidiaries and consolidated affiliated entities such that in the event of the insolvency, liquidation, reorganization, dissolution or other winding up of any of our subsidiaries or consolidated affiliated entities, all of that subsidiary’s or consolidated affiliated entity’s creditors (including trade creditors) and any holders of preferred stock would be entitled to payment in full out of that subsidiary’s or consolidated affiliated entity’s assets before any remaining assets would be available to JD.com, Inc. to make payments due on the Notes.

In addition, the indenture governing the Notes will, subject to some limitations, permit these subsidiaries and consolidated affiliated entities to incur additional obligations and will not contain any limitation on the amount of indebtedness or other liabilities, such as trade payables, that may be incurred by these subsidiaries and consolidated affiliated entities.

The indenture does not restrict the amount of additional debt that we may incur.

The Notes and the indenture under which the Notes will be issued do not limit the amount of unsecured debt that may be incurred by us or our subsidiaries or consolidated affiliated entities, and they permit us and certain of our subsidiaries and consolidated affiliated entities to incur secured debt without equally and ratably securing the Notes under specified circumstances. As of September 30, 2019, our total debt was RMB10,187 million (US$1,425 million), including long-term loans in the amount of RMB3,183 million (US$445 million). After the completion of this offering, we and our subsidiaries and consolidated affiliated entities may incur additional debt, including RMB denominated borrowings or debt securities in China. Our and our subsidiaries’ and consolidated affiliated entities’ incurrence of additional debt may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the market value of your Notes and a risk that the credit rating of the Notes is lowered or withdrawn.

The Notes will be effectively subordinated to any of our secured obligations to the extent of the value of the property securing those obligations.

The Notes will not be secured by any of our assets. As a result, the Notes will be effectively subordinated to any of our secured obligations with respect to the assets that secure those obligations. The effect of this subordination is that upon a default in payment on, or the acceleration of, any of our secured obligations, or in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization, the proceeds from the sale of assets securing our secured obligations will be available to pay obligations on the Notes only after all such secured obligations have been paid in full. As a result, the holders of the Notes may receive less, ratably, than the holders of secured debt in the event of our bankruptcy, insolvency, liquidation, dissolution or reorganization.

We may not be able to repurchase the Notes upon a Triggering Event.

Upon the occurrence of a Triggering Event described in “Description of the Notes—Repurchase Upon Triggering Event,” we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to (but not including) the date of repurchase. The source of funds for any purchase of the Notes would be our available cash or cash generated from our subsidiaries’ or consolidated affiliated entities’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a Triggering Event because we may not have sufficient financial resources to purchase all of the debt securities that are tendered upon a Triggering Event and repay our other indebtedness that may become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Notes may be limited by law.

Holders of the Notes may not be able to determine when a Triggering Event giving rise to their right to have the Notes repurchased has occurred.

The definition of Triggering Event in the indenture that will govern the Notes includes a phrase relating to operating “substantially all” or deriving “substantially all” of the economic benefits from the business operations conducted by the Group. There is no precise established definition of the phrase “substantially all” under New York law. Accordingly, the ability of a holder of the Notes to require us to repurchase its Notes as a result of a Triggering Event may be uncertain.

The terms of the indenture and the Notes provide only limited protection against significant corporate events that could adversely impact your investment in the Notes.

While the indenture and the Notes contain terms intended to provide protection to holders of the Notes upon the occurrence of certain events involving significant corporate transactions, these terms are limited and may not be sufficient to protect your investment in the Notes. Certain important corporate events, such as merger or consolidation, sale of all or substantially all of our assets, liquidation or dissolution and leveraged recapitalizations, would not, under the indenture that will govern the Notes, constitute a Triggering Event that would require us to repurchase the Notes, even though those corporate events could adversely affect our capital structure, credit ratings or the value of the Notes. See “Description of the Notes—Repurchase Upon Triggering Event.”

The indenture for the Notes also does not:

•	require us to maintain any financial ratios or specific levels of net worth, revenue, income, cash flows or liquidity;

•	limit our ability to incur obligations that are equal in right of payment to the Notes;

•

restrict our subsidiaries’ or consolidated affiliated entities’ ability to issue unsecured securities or otherwise incur unsecured obligations that would be senior to our equity interests in our subsidiaries or consolidated affiliated entities and therefore rank effectively senior to the Notes;

•	limit the ability of our subsidiaries or consolidated affiliated entities to service indebtedness;

•	restrict our ability to repurchase or prepay any other of our securities or other obligations;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our shares or other securities ranking junior to the Notes; or

•	limit our ability to sell, merge or consolidate any of our subsidiaries or consolidated affiliated entities.

As a result of the foregoing, when evaluating the terms of the Notes, you should be aware that the terms of the indenture and the Notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events that could have an adverse impact on your investment in the Notes.

An active trading market for the Notes may not develop, and the trading price of the Notes could be materially and adversely affected.

The Notes are a new issue of securities for which there is currently no trading market. Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. However, there can be no assurance that we will be able to obtain or maintain that listing or that an active trading market will develop. If no active trading market develops, you may not be able to resell your Notes at their fair market value, or at all. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our operating results and the market for similar securities. We have been advised that the underwriters intend to make a market in the Notes, but the underwriters are not obligated to do so and may discontinue such market making activity at any time without notice. Therefore there can be no assurance that an active trading market for the Notes will develop or be sustained. If an active trading market for the Notes does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In addition, the Notes may trade at prices that are higher or lower than the price at which the Notes have been issued. The price at which the Notes trade depends on many factors, including:

•	prevailing interest rates and interest rate volatility,

•	our results of operations, financial condition and future prospects,

•	changes in our industry and competition,

•	the market conditions for similar securities, and

•	general economic conditions,

almost all of which are beyond our control. As a result, there can be no assurance that you will be able to resell the Notes at attractive prices or at all.

We may be deemed a PRC “resident enterprise” under PRC tax laws, which could subject interest on the Notes to PRC withholding tax and gains on the sale or other transfer of the Notes to PRC income tax and could, under certain circumstances, permit us to redeem the Notes.

As described in our 2018 Form 20-F, we may be deemed a PRC “resident enterprise” under PRC tax laws. If we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, holders of Notes who are non-resident enterprises may be subject to PRC withholding tax on interest paid by us or PRC income tax on any gains realized from the transfer of Notes, if such income is considered to be derived from sources within the PRC, at a rate of 10%, provided that such non-resident enterprise investor (i) has no establishment or premises in the PRC, or (ii) has an establishment or premises in the PRC but its income derived from the PRC has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and relevant PRC tax authorities consider interest we pay with respect to the Notes or any gains realized from the transfer of Notes to be income derived from sources within the PRC, such interest earned by non-resident individuals may be subject to PRC withholding tax and such gain realized by non-resident individuals may be subject to PRC individual income tax, in each case at a rate of 20%. Any PRC tax liability on interest or gain described above may be reduced under applicable tax treaties. However, it is unclear whether in practice non-resident holders would be able to obtain the benefits of income tax treaties entered into between PRC and their countries. In addition, if we are considered a PRC resident enterprise, interest payable by us to non-resident holders of the Notes may be subject to PRC value-added tax at a rate of 6% and related local levies, including educational surtax and urban maintenance and construction tax at a rate of up to 0.72%. See “Taxation—PRC Taxation.”

If we were deemed a PRC resident enterprise under the PRC Enterprise Income Tax Law and required to withhold tax on interest on the Notes, we would be required to pay additional amounts, subject to certain exceptions, as described under “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus. The requirement to pay additional amounts will have an adverse impact on our cash flows. In addition, as described under “Description of Debt Securities—Tax Redemption” in the accompanying prospectus, we may be able to redeem the Notes in whole at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest if the requirement to pay additional amounts results from a change in law (or a change in the official application or interpretation of law).

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and to satisfy our obligations under the Notes.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our company in the Cayman Islands may rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our wholly foreign-owned subsidiaries in China are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by our shareholders or the ultimate shareholders of our corporate shareholders who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to satisfy our obligations under the Notes.

Redemption may adversely affect your return on the Notes.

We have the right to redeem some or all of the Notes prior to maturity. We may redeem the Notes at times when prevailing interest rates are relatively low. Accordingly, you may not be able to reinvest the amount received upon redemption in a comparable security at an effective interest rate as high as that of the Notes.

Our credit ratings may not reflect all risks of your investments in the Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. These credit ratings may not reflect the potential impact of risks relating to the structure or marketing of the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may make amendments or modifications to certain provisions of the indenture.

Under certain circumstances as described under “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus, we may, from time to time and without the consent of any holder of the Notes of any series, make certain amendments to the indenture. Further, under certain circumstances as described under “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus, we may, from time to time and with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of the outstanding Notes, make certain amendments to the indenture or change or modify the rights of the holders of such Notes. If the requisite consents are obtained (if required) and/or the relevant conditions are satisfied (or waived) and such amendments or modifications become operative, all holders of the applicable series of the outstanding Notes will be bound by the terms of the indenture as amended, whether or not a holder of the Notes delivered a consent. Such amendments or modifications could materially increase the credit risks faced by the holders of the Notes or could otherwise be materially adverse to the interests of the holders of the Notes.

CERTAIN FINANCIAL DATA

Set forth below are certain consolidated statements of operations data and cash flow data for the years ended December 31, 2016, 2017 and 2018 and certain consolidated balance sheets data as of December 31, 2016, 2017 and 2018. The consolidated statements of operations data and cash flow data presented below for the years ended December 31, 2016, 2017 and 2018 and the consolidated balance sheets data as of December 31, 2017 and 2018 have been derived from our audited consolidated financial statements that are included in our 2018 Form 20-F and are incorporated into the accompanying prospectus by reference. The consolidated balance sheet data as of December 31, 2016 has been derived from our audited consolidated financial statements that are not included in our 2018 Form 20-F. Our audited consolidated financial statements are prepared in accordance with U.S. GAAP. As of June 30, 2017, we deconsolidated our finance business operated by Beijing Jingdong Financial Technology Holding Co., Ltd. (now known as Beijing Jingdong Digital Technology Co., Ltd., or JD Digits), as a result of the reorganization of JD Digits. Accordingly, the historical financial results of JD Digits for the periods from January 1, 2016 to June 30, 2017 are reflected in our consolidated financial statements as discontinued operations, as applicable.

The consolidated statements of operations data and cash flow data presented below for the nine months ended September 30, 2018 and 2019 and the consolidated balance sheets data as of September 30, 2019 have been derived from our unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2018 and 2019 and as of September 30, 2019, which are contained in our current report on Form 6-K furnished to the SEC on December 3, 2019 and are incorporated into the accompanying prospectus by reference. The unaudited interim financial information has been prepared on the same basis as our audited consolidated financial data, other than the adoption of ASC Topic 842 from January 1, 2019.

The consolidated financial information should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2018 and as of December 31, 2017 and 2018 and related notes and “Item 5. Operating and Financial Review and Prospects” in our 2018 Form 20-F, and our current report on Form 6-K furnished to the SEC on December 3, 2019. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the nine months ended September 30, 2019 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2019.

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in millions, except for share, per share and per ADS data)
Selected Consolidated Statements of Operations Data:
Net revenues:
Net product revenues	237,944	331,824	416,109	58,216	295,877	361,022	50,509
Net service revenues	20,346	30,508	45,911	6,423	31,310	45,182	6,321

Total net revenues	258,290	362,332	462,020	64,639	327,187	406,204	56,830

Cost of revenues	(222,935)	(311,517)	(396,066)	(55,412)	(280,405)	(345,782)	(48,377)
Fulfillment	(18,560)	(25,865)	(32,010)	(4,478)	(23,149)	(25,973)	(3,634)
Marketing	(10,159)	(14,918)	(19,237)	(2,691)	(12,884)	(14,009)	(1,960)
Technology and content	(4,453)	(6,652)	(12,144)	(1,699)	(8,642)	(11,028)	(1,543)
General and administrative	(3,436)	(4,215)	(5,160)	(722)	(3,765)	(4,017)	(562)
Impairment of goodwill and intangible assets	—	—	(22)	(3)	(22)	—	—
Gain on disposals of long-lived assets	—	—	—	—	—	3,070	430

Income/(Loss) from operations(1)(2)(3)	(1,253)	(835)	(2,619)	(366)	(1,680)	8,465	1,184

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in millions, except for share, per share and per ADS data)
Share of results of equity investees	(2,782)	(1,927)	(1,113)	(156)	(942)	(1,220)	(171)
Interest income	1,227	2,530	2,118	296	1,728	1,191	167
Interest expense	(619)	(964)	(855)	(120)	(710)	(505)	(71)
Others, net	1,544	1,317	95	14	4,047	1,728	242

Income/(loss) before tax	(1,883)	121	(2,374)	(332)	2,443	9,659	1,351
Income tax expenses	(166)	(140)	(427)	(60)	(366)	(1,323)	(185)

Net income/(loss) from continuing operations	(2,049)	(19)	(2,801)	(392)	2,077	8,336	1,166
Net income/(loss) from discontinued operations, net of tax	(1,365)	7	—	—	—	—	—

Net income/(loss)	(3,414)	(12)	(2,801)	(392)	2,077	8,336	1,166
Net loss from continuing operations attributable to non-controlling interests shareholders	(48)	(135)	(311)	(43)	(238)	(216)	(30)
Net loss from discontinued operations attributable to non-controlling interests shareholders	(4)	(5)	—	—	—	—	—
Net income from continuing operations attributable to mezzanine equity classified non-controlling interests shareholders	—	––	2	0	2	2	0
Net income from discontinued operations attributable to mezzanine equity classified non-controlling interests shareholders	445	281	—	—	—	—	—
Net income/(loss) from continuing operations attributable to ordinary shareholders	(2,001)	116	(2,492)	(349)	2,313	8,550	1,196
Net loss from discontinued operations attributable to ordinary shareholders	(1,806)	(269)	—	—	—	—	—

Net income/(loss) attributable to ordinary shareholders	(3,807)	(153)	(2,492)	(349)	2,313	8,550	1,196

Net income/(loss) per share
Basic
Continuing operations	(0.71)	0.04	(0.87)	(0.12)	0.81	2.94	0.41
Discontinued operations	(0.64)	(0.09)	—	—	—	—	—
Net income/(loss) per share	(1.36)	(0.05)	(0.87)	(0.12)	0.81	2.94	0.41
Diluted
Continuing operations	(0.71)	0.04	(0.87)	(0.12)	0.79	2.89	0.40
Discontinued operations	(0.64)	(0.09)	—	—	—	—	—
Net income/(loss) per share	(1.36)	(0.05)	(0.87)	(0.12)	0.79	2.89	0.40

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in millions, except for share, per share and per ADS data)
Net income/(loss) per ADS(4)
Basic
Continuing operations	(1.43)	0.08	(1.73)	(0.24)	1.61	5.88	0.82
Discontinued operations	(1.29)	(0.19)	—	—	—	—	—
Net income/(loss) per ADS	(2.71)	(0.11)	(1.73)	(0.24)	1.61	5.88	0.82
Diluted
Continuing operations	(1.43)	0.08	(1.73)	(0.24)	1.57	5.77	0.81
Discontinued operations	(1.29)	(0.18)	—	—	—	—	—
Net income/(loss) per ADS	(2.71)	(0.11)	(1.73)	(0.24)	1.57	5.77	0.81
Weighted average number of shares:
Basic	2,804,767,889	2,844,826,014	2,877,902,678	2,877,902,678	2,872,165,698	2,909,097,086	2,909,097,086
Diluted	2,804,767,889	2,911,461,817	2,877,902,678	2,877,902,678	2,945,230,999	2,963,008,845	2,963,008,845
Non-GAAP Measures:(5)
Non-GAAP net income from continuing operations attributable to ordinary shareholders	2,068	4,968	3,460	484	2,710	9,939	1,391

(1)	Includes share-based compensation expenses as follows:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in millions)
Cost of revenues	(17)	(28)	(72)	(10)	(48)	(58)	(8)
Fulfillment	(332)	(426)	(419)	(59)	(324)	(304)	(43)
Marketing	(87)	(136)	(190)	(27)	(138)	(180)	(25)
Technology and content	(470)	(671)	(1,163)	(163)	(812)	(964)	(135)
General and administrative	(1,154)	(1,520)	(1,816)	(254)	(1,301)	(1,157)	(162)

(2)	Includes amortization of business cooperation arrangement and intangible assets resulting from assets and business acquisitions as follows:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in millions)
Fulfillment	(93)	(164)	(168)	(24)	(126)	(124)	(17)
Marketing	(1,222)	(1,222)	(1,232)	(172)	(921)	(498)	(70)
Technology and content	(46)	(84)	(98)	(14)	(76)	(75)	(10)
General and administrative	(248)	(308)	(308)	(43)	(230)	(230)	(32)

(3)

In April 2017, leveraging our advanced technology and logistics expertise, we established JD Logistics, a new business group under JD.com, to provide logistics services to businesses across a wide range of industries. As JD Logistics has changed from supporting the overall JD platform to an independently operated business unit, cost related to the logistics services provided to merchants and other third parties are reclassified from fulfillment expenses to cost of revenues. The amount of fulfillment expenses that has been reclassified to conform to the current period financial statement presentation was RMB2,561 million for the year ended December 31, 2016.
(4)	Each ADS represents two Class A ordinary shares.
(5)	See “—Non-GAAP Financial Measures.”

	As of December 31,				As of September 30,
	2016	2017	2018		2019
	RMB	RMB	RMB	US$	RMB	US$
	(in millions, except for share data)
Selected Consolidated Balance Sheets Data:
Cash and cash equivalents	15,567	25,688	34,262	4,793	32,125	4,494
Restricted cash	2,294	4,110	3,240	453	2,635	369
Short-term investments	6,548	8,588	2,036	285	24,466	3,423
Inventories, net	28,909	41,700	44,030	6,160	48,265	6,753
Accounts receivable, net	16,141	16,359	11,110	1,554	6,014	841
Investment in equity investees	14,629	18,551	31,357	4,387	38,576	5,397
Total assets	160,374	184,055	209,165	29,263	245,832	34,393
Accounts payable	46,036	74,338	79,985	11,190	86,450	12,095
Nonrecourse securitization debt	11,549	17,160	4,398	615	—	—
Unsecured senior notes	6,831	6,447	6,786	949	7,004	980
Total liabilities	119,154	131,666	132,337	18,515	152,114	21,282
Total mezzanine equity(6)	7,057	—	15,961	2,233	15,964	2,233
Total JD.com, Inc. shareholders’ equity	33,893	52,041	59,771	8,362	75,895	10,618
Number of outstanding ordinary shares	2,836,444,397	2,852,663,429	2,894,296,355	2,894,296,355	2,920,321,941	2,920,321,941

(6)

In February 2018, we raised financing for JD Logistics from third-party investors in the total amount of US$2.5 billion by issuing series A preferred shares of JD Logistics. Upon the completion of the financing, the third-party investors own approximately 19% of the equity interests of JD Logistics on a fully diluted basis. We determined that the series A preferred shares should be classified as mezzanine equity upon their issuance since they were contingently redeemable.

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in millions)
Selected Consolidated Cash Flows Data:
Net cash provided by continuing operating activities	9,467	29,342	20,881	2,921	14,853	24,778	3,467
Net cash used in discontinued operating activities	(1,227)	(2,486)	—	—	—	—	—

Net cash provided by operating activities(7)	8,240	26,856	20,881	2,921	14,853	24,778	3,467

Net cash used in continuing investing activities	(17,069)	(21,944)	(26,079)	(3,649)	(23,891)	(27,802)	(3,890)
Net cash used in discontinued investing activities	(28,412)	(17,871)	—	—	—	—	—

Net cash used in investing activities(7)	(45,481)	(39,815)	(26,079)	(3,649)	(23,891)	(27,802)	(3,890)

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in millions)
Net cash provided by/(used in) continuing financing activities	8,649	5,180	11,220	1,570	15,141	(515)	(72)
Net cash provided by discontinued financing activities	32,050	14,055	—	—	—	—	—

Net cash provided by/(used in) financing activities	40,699	19,235	11,220	1,570	15,141	(515)	(72)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	727	(642)	1,682	236	1,812	796	111

Net increase/(decrease) in cash, cash equivalents and restricted cash	4,185	5,634	7,704	1,078	7,915	(2,743)	(384)
Cash, cash equivalents and restricted cash at beginning of year/period	19,979	24,164	29,798	4,169	29,798	37,502	5,247

Cash, cash equivalents and restricted cash at end of year/period	24,164	29,798	37,502	5,247	37,713	34,759	4,863
Less: Cash, cash equivalents and restricted cash of discontinued operations at end of year/period	6,303	—	—	—	—	—	—

Cash, cash equivalents and restricted cash of continuing operations at end of year/period	17,861	29,798	37,502	5,247	37,713	34,759	4,863

Non-GAAP Measures:(8)
Non-GAAP EBITDA from continuing operations	3,411	5,301	5,667	794	4,192	11,845	1,657
Free cash flow from continuing operations	12,971	17,697	(7,857)	(1,100)	(3,856)	19,609	2,743

(7)

As a result of new accounting guidance adopted on January 1, 2018, the consolidated statements of cash flows were retrospectively adjusted to include restricted cash in cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The impact of the retrospective reclassification on cash flows of operating activities for the years ended December 31, 2016 and 2017 was a decrease of RMB527 million and an increase of RMB2,035 million, respectively. The impact on cash flows of investing activities for the years ended December 31, 2016 and 2017 was an increase of RMB2,787 million and a decrease of RMB2,317 million, respectively.

(8)	See “—Non-GAAP Financial Measures.”

Non-GAAP Financial Measures

In evaluating our business, we consider and use non-GAAP measures, such as non-GAAP net income/(loss) attributable to ordinary shareholders, non-GAAP EBITDA and free cash flow, as supplemental measures to review and assess our operating performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. GAAP. We define non-GAAP net income/(loss) from continuing operations attributable to ordinary shareholders as net income/(loss) from continuing operations attributable to ordinary shareholders excluding share-based compensation, amortization of intangible assets resulting from assets and business acquisitions, effects of business cooperation arrangements and non-compete agreements, gain/(loss) on disposals/

deemed disposals of investments, reconciling items on the share of equity method investments, loss/(gain) from fair value change of long-term investments, impairment of goodwill, intangible assets and investments, gain and foreign exchange impact in relation to disposals of long-lived assets and tax effects on non-GAAP adjustments. We define non-GAAP EBITDA from continuing operations as income/(loss) from operations from continuing operations excluding share-based compensation, depreciation and amortization, effects of business cooperation arrangements, gain on disposals of long-lived assets and impairment of goodwill and intangible assets. We define free cash flow from continuing operations as operating cash flow from continuing operations adjusting the impact from JD Baitiao receivables included in the operating cash flow from continuing operations and capital expenditures, net of proceeds from disposals of long-lived assets. Capital expenditures include purchase of property, equipment and software, cash paid for construction in progress, purchase of intangible assets and land use rights.

We present these non-GAAP financial measures because they are used by our management to evaluate our operating performance and formulate business plans. Non-GAAP net income/(loss) from continuing operations attributable to ordinary shareholders and non-GAAP EBITDA from continuing operations reflect the company’s ongoing business operations in a manner that allows more meaningful period-to-period comparisons. Free cash flow from continuing operations enables management to assess liquidity and cash flow while taking into account the impact from JD Baitiao receivables included in the operating cash flow from continuing operations and the demands that the expansion of fulfillment infrastructure and technology platform has placed on our financial resources. We also believe that the use of the non-GAAP measures facilitate investors to understand and evaluate our current operating performance and future prospects in the same manner as management does, if they so choose. We also believe that the non-GAAP financial measures provide useful information to both management and investors by excluding certain expenses, gain/loss and other items that are not expected to result in future cash payments or that are non-recurring in nature or may not be indicative of our core operating results and business outlook.

These non-GAAP financial measures are not defined under U.S. GAAP and are not presented in accordance with U.S. GAAP. The non-GAAP financial measures have limitations as analytical tools. Our non-GAAP financial measures do not reflect all items of income and expense that affect our operations or not represent the residual cash flow available for discretionary expenditures. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore their comparability may be limited.

We compensate for these limitations by reconciling each of the non-GAAP financial measures to the nearest U.S. GAAP performance measure, all of which should be considered when evaluating our performance. We encourage you to review our financial information in its entirety and not rely on a single financial measure.

The following table reconciles our non-GAAP net income/(loss) from continuing operations attributable to ordinary shareholders for each of the periods shown to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net income/(loss) from continuing operations attributable to ordinary shareholders:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
		(in millions)
Reconciliation of Net Income/(Loss) from Continuing Operations Attributable to Ordinary Shareholders to Non-GAAP Net Income from Continuing Operations Attributable to Ordinary Shareholders:
Net income/(loss) from continuing operations attributable to ordinary shareholders	(2,001)	116	(2,492)	(349)	2,313	8,550	1,196
Share-based compensation	2,060	2,781	3,660	513	2,623	2,663	373
Amortization of intangible assets resulting from assets and business acquisitions	1,609	1,778	1,806	253	1,353	738	102
Reconciling items on the share of equity method investments	539	1,071	582	81	623	301	42
Impairment of goodwill, intangible assets, and investments	1,960	140	615	86	421	1,751	245
Loss/(Gain) from fair value change of long-term investments, net of tax	—	—	1,513	212	(2,552)	715	100
Gain and foreign exchange impact in relation to disposals of long-lived assets	—	—	—	—	—	(3,183)	(445)
Gain on disposals/deemed disposals of investments	(1,228)	—	(1,320)	(185)	(1,428)	(1,228)	(172)
Effects of business cooperation arrangements and non-compete agreements	(871)	(918)	(1,035)	(145)	(776)	(693)	(96)
Tax effects on non-GAAP adjustments	—	—	131	18	133	325	46

Non-GAAP net income from continuing operations attributable to ordinary shareholders	2,068	4,968	3,460	484	2,710	9,939	1,391

The following table reconciles our non-GAAP EBITDA from continuing operations for each of the periods shown to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is income/(loss) from operations from continuing operations:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
		(in millions)
Reconciliation of Income/(Loss) from Operations from Continuing Operations to Non-GAAP EBITDA:
Income/(loss) from operations from continuing operations	(1,253)	(835)	(2,619)	(366)	(1,680)	8,465	1,184
Share-based compensation	2,060	2,781	3,660	513	2,623	2,663	373
Depreciation and amortization	3,421	4,193	5,560	778	3,945	4,419	618
Effects of business cooperation arrangements	(817)	(838)	(956)	(134)	(718)	(632)	(88)
Gain on disposals of long-lived assets	—	—	—	—	—	(3,070)	(430)
Impairment of goodwill and intangible assets	—	—	22	3	22	—	—

Non-GAAP EBITDA from continuing operations	3,411	5,301	5,667	794	4,192	11,845	1,657

The following table reconciles our free cash flow from continuing operations for each of the periods shown to the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, which is net cash provided by operating activities from continuing operations:

	For the Year Ended December 31,				For the Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
		(in millions)
Reconciliation of Net Cash Provided by Operating Activities from Continuing Operations to Free Cash Flow from Continuing Operations:
Net cash provided by operating activities from continuing operations	9,467	29,342	20,881	2,921	14,853	24,778	3,467
Impact from JD Baitiao receivables included in the operating cash flow	7,733	(289)	(7,369)	(1,031)	(1,575)	(3,923)	(550)
Capital expenditures	(4,229)	(11,356)	(21,369)	(2,990)	(17,134)	(1,246)	(174)

Free cash flow from continuing operations	12,971	17,697	(7,857)	(1,100)	(3,856)	19,609	2,743

Set forth below is a discussion of our unaudited statements of operations data for the nine months ended September 30, 2018 and 2019. The discussion of our audited financial information for the three years ended December 31, 2018 and as of December 31, 2017 and 2018 is set forth in “Item 5. Operating and Financial Review and Prospectus” in our 2018 Form 20-F, which is incorporated by reference into the accompanying prospectus.

Nine Months Ended September 30, 2019 Compared to Nine Months Ended September 30, 2018

Net Revenues. Our total net revenues increased by 24.2% from RMB327,187 million for the nine months ended September 30, 2018 to RMB406,204 million (US$56,830 million) for the nine months ended

September 30, 2019, with increases in both categories of net revenues. Net product revenues increased by 22.0% from RMB295,877 million for the nine months ended September 30, 2018 to RMB361,022 million (US$50,509 million) for the nine months ended September 30, 2019. Net service revenues increased by 44.3% from RMB31,310 million for the nine months ended September 30, 2018 to RMB45,182 million (US$6,321 million) for the nine months ended September 30, 2019.

The increase in our total net revenues was primarily due to our ability to expand our customer base and enhance customer engagement. Our annual active customer accounts increased from 305.2 million for the twelve months ended September 30, 2018 to 334.4 million for the twelve months ended September 30, 2019. The increase in our net service revenues was also due to the increasing penetration of our logistics services among our merchants and other third parties. The following table breaks down our total net revenues by these categories:

	For the Nine Months Ended September 30,
	2018	2019
	RMB	RMB	US$
	(in millions)
Electronics and home appliances revenues	201,486	235,973	33,014
General merchandise revenues	94,391	125,049	17,495

Net product revenues	295,877	361,022	50,509

Marketplace and advertising revenues	23,073	29,207	4,086
Logistics and other service revenues	8,237	15,975	2,235

Net service revenues	31,310	45,182	6,321

Total net revenues	327,187	406,204	56,830

Cost of revenues. Our cost of revenues increased by 23.3% from RMB280,405 million for the nine months ended September 30, 2018 to RMB345,782 million (US$48,377 million) for the nine months ended September 30, 2019. This increase was primarily due to the growth of our online direct sales business. Costs related to the logistics services provided to merchants and other partners also increased rapidly along with the expansion of our logistics business.

Fulfillment expenses. Our fulfillment expenses increased by 12.2% from RMB23,149 million for the nine months ended September 30, 2018 to RMB25,973 million (US$3,634 million) for the nine months ended September 30, 2019, primarily due to the increase in shipping charges, payment processing charges, compensation costs relating to fulfillment personnel and lease expenses for our fulfillment infrastructure, corresponding with the growth of our sales volume. Fulfillment expenses as a percentage of net revenues decreased to 6.4% for the nine months ended September 30, 2019, as compared to 7.1% for the nine months ended September 30, 2018, primarily due to enhanced logistics capacity utilization and staff productivity.

Marketing expenses. Our marketing expenses increased by 8.7% from RMB12,884 million for the nine months ended September 30, 2018 to RMB14,009 million (US$1,960 million) for the nine months ended September 30, 2019. This increase was primarily due to an increase in our advertising expenditures on both online and offline channels, from RMB10,516 million for the nine months ended September 30, 2018 to RMB11,732 million (US$1,641 million) for the nine months ended September 30, 2019, as we continued to enhance our brand recognition and to promote our new business initiatives.

Technology and content expenses. Our technology and content expenses increased by 27.6% from RMB8,642 million for the nine months ended September 30, 2018 to RMB11,028 million (US$1,543 million) for the nine months ended September 30, 2019 as we continued to invest in top-notch R&D talent and technology infrastructure. The increase in our technology and content expenses was primarily attributable to the increase in (i) the depreciation and amortization expenses in connection with an increase in the number of servers and other electronic equipment, (ii) the IDC expenses in connection with the execution of our strategies of continuously improving our mobile, big data and cloud computing technologies, and (iii) the compensation costs associated with research and development personnel and relating to hiring additional senior and experienced technology personnel.

General and administrative expenses. Our general and administrative expenses slightly increased by 6.7% along with the expansion of our business, from RMB3,765 million for the nine months ended September 30, 2018 to RMB4,017 million (US$562 million) for the nine months ended September 30, 2019.

Gain on Disposals of Long-Lived Assets. Gain on disposals of long-lived assets for the nine months ended September 30, 2018 and 2019 were nil and RMB3,070 million (US$430 million), respectively. The gain on disposals of long-lived assets for the nine months ended September 30, 2019 was primarily derived from disposals of logistics facilities to Core Fund.

Share of results of equity investees. Share of results of equity investees was a loss of RMB1,220 million (US$171 million) for the nine months ended September 30, 2019, compared to a loss of RMB942 million for the nine months ended September 30, 2018. For the nine months ended September 30, 2019, our share of results of equity investees was primarily attributable to impairment losses recognized from our equity method investments in Bitauto and Tuniu and losses picked up from our equity method investments in Dada and Bitauto.

Others, Net. Others, net was RMB1,728 million (US$242 million) income for the nine months ended September 30, 2019 and RMB4,047 million income for the nine months ended September 30, 2018. Others, net mainly contains fair value change of long-term investments.

Net Income. As a result of the foregoing, we had a net income of RMB8,336 million (US$1,166 million) and RMB2,077 million for the nine months ended September 30, 2019 and 2018, respectively.

Segment Information

We have two operating segments, namely JD Retail and New Businesses. JD Retail represents our core e-commerce business, and New Businesses include logistics services provided to third parties, technology services, overseas business, and online-to-offline which has been deconsolidated since its merger with Dada in April 2016. JD Digits was previously included in New Businesses, but had been deconsolidated from our financial statements since June 30, 2017 as a result of its reorganization.

The table below provides a summary of our operating segment results for the years ended December 31, 2016, 2017 and 2018 and for the nine months ended September 30, 2018 and 2019.

	For the Year Ended December 31,				Nine Months Ended September 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in millions)
Net revenues:
JD Retail	254,397	356,020	447,502	62,608	317,531	389,167	54,447
New Businesses	3,297	6,022	14,665	2,052	9,669	16,493	2,308
Inter-segment*	(223)	(547)	(1,103)	(155)	(731)	(276)	(40)

Total segment net revenues	257,471	361,495	461,064	64,505	326,469	405,384	56,715
Unallocated items**	819	837	956	134	718	820	115

Total consolidated net revenues	258,290	362,332	462,020	64,639	327,187	406,204	56,830

Operating income/(loss):
JD Retail	2,269	4,956	7,049	986	5,556	11,479	1,606
New Businesses	(670)	(2,070)	(5,137)	(719)	(3,956)	(3,315)	(464)

Total segment operating income	1,599	2,886	1,912	267	1,600	8,164	1,142
Unallocated items**	(2,852)	(3,721)	(4,531)	(633)	(3,280)	301	42

Total consolidated operating income/(loss)	(1,253)	(835)	(2,619)	(366)	(1,680)	8,465	1,184

*

The inter-segment eliminations mainly consist of revenues from services provided by JD Retail to overseas business, and certain services provided by JD Logistics to the vendors of JD Retail, which were recorded as a deduction of cost of revenues at the consolidated level.

**

Unallocated items include share-based compensation, amortization of intangible assets resulting from assets and business acquisitions, effects of business cooperation arrangements, gain on disposals of long-lived assets, and impairment of goodwill and intangible assets, which are not allocated to segments.

Cash Flows and Working Capital

As of September 30, 2019, we had a total of RMB59,226 billion (US$8,286 billion) in cash and cash equivalents, restricted cash and short-term investments.

Our net inventories have increased from RMB44.0 billion as of December 31, 2018 to RMB48.3 billion (US$6.8 billion) as of September 30, 2019. The increase reflected the additional inventory required to support our substantially expanded sales volumes. Our inventory turnover days were 39.1 days and 35.1 days for the nine months ended September 30, 2018 and 2019, respectively. Inventory turnover days are the quotient of average inventory to cost of revenues of direct sales business for the last twelve months and then multiplied by 360 days. Our inventory balances will fluctuate over time due to a number of factors, including expansion in our product selection and changes in our product mix. Our inventory balances typically increase when we prepare for special promotion events, such as the anniversary of the founding of our company on June 18 and China’s new online shopping festival on November 11.

Our accounts payable primarily include accounts payable to suppliers associated with our direct sales business. As of December 31, 2018 and September 30, 2019, our accounts payable amounted to RMB80.0 billion and RMB86.4 billion (US$12.1 billion), respectively. The increase reflected a significant growth in our sales volumes and scale of operations for our direct sales business and the related increase in products sourced from our suppliers. Our accounts payable turnover days for direct sales business were 61.7 days and 56.6 days for the nine months ended September 30, 2018 and 2019, respectively. Accounts payable turnover days are the quotient of average accounts payable of direct sales business to cost of revenues of direct sales business for the last twelve months and then multiplied by 360 days.

Our accounts receivable primarily include amounts due from customers and online payment channels. As of December 31, 2018 and September 30, 2019, our accounts receivable amounted to RMB11.1 billion and RMB6.0 billion (US$0.8 billion), respectively. The decrease was primarily due to our derecognition of accounts receivable related to consumer financing through the sales type arrangements serviced by JD Digits. From early 2014, JD Digits started to provide consumer financing to our customers. The balances of current portion of financing provided to our customers that affected accounts receivable balances amounted to RMB6.3 billion and RMB1.4 billion (US$0.2 billion) as of December 31, 2018 and September 30, 2019, respectively. Our accounts receivable turnover days excluding the impact from consumer financing were 2.3 days and 3.2 days for the nine months ended September 30, 2018 and 2019, respectively. Accounts receivable turnover days are the quotient of average accounts receivable to total net revenues of the last twelve months and then multiplied by 360 days.

The following table sets forth a summary of our cash flows for the periods indicated:

	Nine Months Ended September 30,
	2018	2019
	RMB	RMB	US$
	(in millions)
Selected Consolidated Cash Flows Data:
Net cash provided by operating activities	14,853	24,778	3,467
Net cash used in investing activities	(23,891)	(27,802)	(3,890)
Net cash provided by/(used in) financing activities	15,141	(515)	(72)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,812	796	111

Net increase/(decrease) in cash, cash equivalents and restricted cash	7,915	(2,743)	(384)
Cash, cash equivalents and restricted cash at beginning of period	29,798	37,502	5,247

Cash, cash equivalents and restricted cash at end of period	37,713	34,759	4,863

Operating Activities

Net cash provided by operating activities in the nine months ended September 30, 2019 was RMB24,778 million (US$3,467 million). In the nine months ended September 30, 2019, the principal items accounting for the difference between our net cash provided by operating activities and our net income were certain non-cash expenses, principally depreciation and amortization of RMB4,419 million (US$618 million), share of results of equity investees of RMB1,220 million (US$171 million) and share-based compensation of RMB2,663 million (US$373 million), and changes in certain working capital accounts, principally an increase in accounts payable of RMB7,170 million (US$1,003 million), an increase in accrued expenses and other current liabilities of RMB2,415 million (US$338 million), a decrease of accounts receivable of RMB4,108 million (US$575 million) and an increase of operating lease liabilities of RMB1,937 million (US$271 million), partially offset by an increase in amount due from related parties of RMB2,182 million (US$305 million), an increase in inventories of RMB4,249 million (US$594 million) and an increase of operating lease right-of-use assets of RMB1,708 million (US$239 million). The increase in our accounts payable was due to the growth of our business. The increase in our accrued expenses and other current liabilities was primarily due to the growth in payroll and related accruals primarily associated with the increase in our headcount, the growth in our online marketplace business which resulted in the increase of vendor deposits, partially offset by the decrease in the payable to employees in relation to the exercise of options or pursuant to other awards. The increase in our advance from customers was due to the increase in our sales of prepaid cards. The decrease in accounts receivable was due to the derecognition of consumer financing related accounts receivable through sales type arrangements. The increase in our inventories was due to the growth of our business.

Net cash provided by operating activities in the nine months ended September 30, 2018 was RMB14,853 million. In the nine months ended September 30, 2018, the principal items accounting for the difference between our net cash provided by operating activities and our net loss were certain non-cash expenses, principally depreciation and amortization of RMB3,945 million, share of results of equity investees of RMB942 million and share-based compensation of RMB2,623 million, and changes in certain working capital accounts, principally an increase in accounts payable of RMB4,406 million, an increase in accrued expenses and other current liabilities of RMB3,551 million, a decrease of inventory of RMB1,926 million and a decrease in amount due from related parties of RMB1,564 million, partially offset by an increase in prepayments and other current assets of RMB1,017 million. The increase in our accounts payable was due to the growth of our business. The increase in our accrued expenses and other current liabilities was primarily due to the growth in payroll and related accruals primarily associated with the increase in our headcount, the growth in our online marketplace business which resulted in the increase of vendor deposits, partially offset by the decrease in the payable to employees in relation to the exercise of options or pursuant to other awards. The decrease in accounts receivable was due to the derecognition of consumer financing related accounts receivable through sales type arrangements.

Investing Activities

Net cash used in investing activities in the nine months ended September 30, 2019 was RMB27,802 million (US$3,890 million), consisting primarily of the purchase of short-term investments, investment in equity investees, investment securities, purchases of property, equipment and software and cash paid for construction in progress, partially offset by the cash received due to maturity of short-term investments, cash received from disposal of equity investments and cash received from the sales of long-lived assets.

Net cash used in investing activities in the nine months ended September 30, 2018 was RMB23,891 million, consisting primarily of the purchase of short-term investments, investment in equity investees, investment securities, purchases of property, equipment and software and cash paid for construction in progress, partially offset by the cash received due to maturity of short-term investments, cash received from disposal of equity investments and cash received from repayments of loans to JD Digits.

Financing Activities

Net cash used in financing activities in the nine months ended September 30, 2019 was RMB515 million (US$72 million), consisting primarily of the repayment of short-term borrowings and nonrecourse securitization debt, partially offset by capital injection from non-controlling interests shareholders and the repayment of short-term borrowings and nonrecourse securitization debt.

Net cash provided by financing activities in the nine months ended September 30, 2018 was RMB15,141 million, consisting primarily of proceeds from issuance of equity securities by JD.com, Inc. and JD Logistics and long-term borrowings, partially offset by the repayment of short-term borrowings and nonrecourse securitization debt.

Capital Expenditures

We made capital expenditures of RMB17,134 million and RMB1,246 million (US$174 million) for the nine months ended September 30, 2018 and 2019, respectively. Our capital expenditures for the nine months ended September 30, 2018 and 2019 consisted primarily of expenditures related to the expansion of our fulfillment infrastructure, technology platform, logistics equipment as well as our office buildings. Our capital expenditures will continue to be significant in the foreseeable future as we expand and improve our fulfillment infrastructure and technology platform to meet the needs of our anticipated growth. We currently plan to fund these expenditures with our current cash, cash equivalents, short-term investments, and anticipated cash flow generated from our operating activities.

USE OF PROCEEDS

We estimate that the net proceeds (after underwriting discounts and commissions and estimated net offering expenses) from the sale of the Notes will be approximately US$988.3 million. We plan to use the net proceeds from the sale of the Notes for general corporate purposes and refinancing.

In using the proceeds from our issuance and sale of the Notes, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiaries in China only through loans or capital contributions and to other subsidiaries in China and our consolidated affiliated entities only through loans, subject to the approval of or applicable registration with government authorities and limit on the amount of capital contributions and loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our wholly foreign-owned subsidiaries in China or make additional capital contributions to these subsidiaries to fund their capital expenditures or working capital. For an increase of registered capital of our wholly foreign-owned subsidiaries, we need to obtain approval from or complete record-filing formalities with the PRC Ministry of Commerce or its local counterparts. If we provide funding to any of our wholly foreign-owned subsidiaries through loans, the total amount of such loans cannot exceed statutory limits and must be registered with the local counterpart of the SAFE. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Item 3.D. Key Information—Risk Factors—Risks Related to Our Corporate Structure—PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from making loans to our PRC subsidiaries and consolidated variable interest entities or making additional capital contributions to our wholly foreign-owned subsidiaries in China, which could materially and adversely affect our liquidity and our ability to fund and expand our business” in our 2018 Form 20-F, which is incorporated by reference into the accompanying prospectus.

CAPITALIZATION

The following table sets forth our consolidated total capitalization as of September 30, 2019 on an actual basis and on an as adjusted basis to give effect to the issuance of the Notes, after deducting underwriting discounts and commissions and estimated offering expenses in this offering as if the Notes were issued on that day. This table should be read in conjunction with, and is qualified in its entirety by reference to, our consolidated financial statements and the notes thereto in our 2018 Form 20-F, which is incorporated by reference into the accompanying prospectus.

	As of September 30, 2019
	Actual		As Adjusted
	RMB	US$	RMB	US$
	(in millions)
Long-term loans	3,183	445	3,183	445
Long-term notes payable(1)	7,004	980	7,004	980
Notes offered hereby	—	—	7,062	988
Total debt	10,187	1,425	17,249	2,413
Total mezzanine equity	15,964	2,233	15,964	2,233
Total shareholders’ equity	77,754	10,878	77,754	10,878
Total capitalization	103,905	14,536	110,967	15,524

(1)	Represents our 3.125% Notes due 2021 and 3.875% Notes due 2026.

After the completion of this offering, we may incur additional debt in the regular course of our business, including RMB-denominated borrowings or debt securities in China, which may materially affect our total debt as provided in the table above.

DESCRIPTION OF THE NOTES

The following description is only a summary of the material terms of the Notes and does not purport to be complete. The Notes will be issued under and governed by the indenture dated as of April 29, 2016, as supplemented by the second supplemental indenture to be dated as of January 14, 2020, (as so supplemented, the “indenture”), between us and The Bank of New York Mellon, as trustee (the “trustee”). The following description of certain material terms of the Notes is subject to, and is qualified in its entirety by reference to, the indenture, including definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended. We urge you to read the indenture because it, and not this description, defines your rights as a beneficial holder of the Notes. A form of the indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. You may also request copies of the indenture from us at our address set forth under “Where You Can Find More Information” in the accompanying prospectus. This summary supplements the description of the debt securities in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

In this description, references to the “Company,” “we,” “us” or “our” mean JD.com, Inc. only and do not include any of our Subsidiaries or Consolidated Affiliated Entities, unless the context otherwise requires.

General

The 2030 Notes and the 2050 Notes will each constitute a series of securities under the indenture. The 2030 Notes will initially be issued in an aggregate principal amount of US$700,000,000 and will mature on January 14, 2030, and the 2050 Notes will initially be issued in an aggregate principal amount of US$300,000,000 and will mature on January 14, 2050, unless the 2030 Notes or the 2050 Notes, as the case may be, are redeemed prior to their maturity pursuant to the indenture and the terms thereof. The 2030 Notes will bear interest at the rate of 3.375% per annum and the 2050 Notes will bear interest at the rate of 4.125% per annum. Interest on the Notes will accrue from January 14, 2020 and will be payable semi-annually in arrears on January 14 and July 14 of each year, beginning on July 14, 2020, to the persons in whose names the Notes are registered at the close of business on the preceding December 29 and June 29, respectively, which we refer to as the record dates. At maturity, the Notes are payable at their principal amount plus accrued and unpaid interest thereon. In any case where the payment of principal of, premium (if any) or interest on the Notes is due on a date that is not a Business Day (as defined under the heading “Optional Redemption” below), then payment of principal of, premium (if any) or interest on the Notes, as the case may be, shall be made on the next succeeding Business Day and no interest shall accrue with respect to such payment for the period from and after such date that is not a Business Day to such next succeeding Business Day. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

The Notes shall be denominated in minimum principal amounts of US$200,000 and in integral multiples of US$1,000 in excess thereof. The Notes will be issued in global registered form.

Ranking

The Notes will be our senior unsecured obligations issued under the indenture. The Notes will rank senior in right of payment to all of our existing and future obligations expressly subordinated in right of payment to the Notes and rank at least equal in right of payment with all of our existing and future unsecured and unsubordinated obligations (subject to any priority rights pursuant to applicable law). However, the Notes will be effectively subordinated to all of our existing and future secured obligations, to the extent of the value of the assets serving as security therefor, and be structurally subordinated to all existing and future obligations and other liabilities of our Controlled Entities.

Issuance of Additional Notes

We may, from time to time, without the consent of the holders of the Notes, issue additional Notes having the same terms and conditions as any series of the Notes in all respects (or in all respects except for the issue date, the issue price and the first payment of interest). Additional Notes issued in this manner may be consolidated with the previously outstanding Notes of the relevant series to constitute a single series of the Notes of such series. We will not issue any additional Notes with the same CUSIP, ISIN or other identifying number as the Notes of any series offered hereby unless the additional Notes are fungible with the outstanding Notes of the relevant series for U.S. federal income tax purposes.

Optional Redemption

We may, at any time upon giving not less than 30 nor more than 60 days’ written notice to holders of the relevant series of the Notes (which notice shall be irrevocable), redeem the 2030 Notes prior to October 14, 2029, in whole or in part, and the 2050 Notes prior to July 14, 2049, in whole or in part, in each case at a redemption amount equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed; and

•

the make-whole amount, which means the amount determined on the fifth Business Day before the redemption date equal to the sum of (i) the present value of the principal amount of the Notes to be redeemed, assuming a scheduled repayment thereof on the stated maturity date, plus (ii) the present value of the remaining scheduled payments of interest to and including the stated maturity date, in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months and, in the case of an incomplete month, the actual number of days elapsed) at the Treasury Yield plus 25 basis points in the case of the 2030 Notes and 30 basis points in the case of the 2050 Notes, plus, in each case, accrued and unpaid interest on the Notes to be redeemed, if any, to, but not including, the redemption date; provided that the principal amount of a Note remaining outstanding after redemption in part shall be US$200,000 or an integral multiple of US$1,000 in excess thereof.

We may, at any time upon giving not less than 30 nor more than 60 days’ written notice to holders of the relevant series of the Notes, redeem the 2030 Notes at any time on or after October 14, 2029, in whole or in part, and the 2050 Notes at any time on or after July 14, 2049, in whole or in part, in each case at a redemption price equal to 100% of the principal amount of the applicable Notes to be redeemed plus accrued and unpaid interest, if any, to (but not including) the date of redemption; provided that the principal amount of a Note remaining outstanding after redemption in part shall be US$200,000 or an integral multiple of US$1,000 in excess thereof.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes of the applicable series to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if we obtain fewer than three such Reference Treasury Dealer Quotations, the average of all quotations obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Reference Treasury Dealer” means each of any three investment banks of recognized standing that is a primary U.S. government securities dealer in the United States, selected by us in good faith.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the fifth Business Day before such redemption date.

“Treasury Yield” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the fifth Business Day before such redemption date) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The notice of redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of record of the Notes to be redeemed at its registered address. The notice of redemption for the Notes will state, among other things, the amount of Notes to be redeemed, the redemption date, the manner in which the redemption price will be calculated and the place or places that payment will be made upon presentation and surrender of Notes to be redeemed. Unless we default in the payment of the redemption price, interest will cease to accrue on any Notes that have been called for redemption at the redemption date. If less than all of the Notes of a series are to be redeemed, the Notes for redemption will be selected as follows: (i) if the Notes are listed on a securities exchange then in compliance with the rules of such securities exchange and if the Notes are held through the clearing systems then in compliance with the rules and procedures of the clearing systems, or (ii) if the Notes are not listed on a securities exchange or held through the clearing systems, then by lot or such other method as the trustee shall deem to be fair and appropriate in its sole and absolute discretion or as otherwise required by applicable law.

Tax Redemption

We may be able to redeem the Notes of each series following the occurrence of certain changes in tax law, as described in “Description of Debt Securities—Tax Redemption” in the accompanying prospectus.

Repurchase Upon Triggering Event

If a Triggering Event occurs, unless we have exercised our right to redeem the Notes of the relevant series as described under the heading “Description of Debt Securities—Tax Redemption” in the accompanying prospectus or under the heading “Optional Redemption” above, we will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to US$200,000 or multiples of US$1,000 in excess thereof, provided that the principal amount of any Note remaining after partial redemption shall be US$200,000 or multiples of US$1,000 in excess thereof), of each holder’s Notes pursuant to the offer described below (the “Triggering Event Offer”) on the terms set forth in the indenture and the Notes of the relevant series. In the Triggering Event Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but not including, the date of purchase (the “Triggering Event Payment”).

Within 30 days following a Triggering Event, we will be required to mail a notice to holders of the Notes, with a copy to the trustee, describing the transaction or transactions that constitute the Triggering Event and offering to repurchase the Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Triggering Event Payment Date”), pursuant to the procedures required by the Notes of the relevant series and described in such notice.

On the Triggering Event Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all Notes or portions of Notes properly tendered pursuant to the Triggering Event Offer;

•

deposit with the relevant paying agent one Business Day prior to the Triggering Event Payment Date an amount of cash in U.S. dollars equal to the Triggering Event Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by us.

The relevant paying agent will be required to promptly mail, to each holder who properly tendered Notes, the purchase price for such Notes properly tendered, and the trustee will be required to promptly authenticate and mail (or cause to be transferred by book-entry) to each such holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of US$200,000 or a multiple of US$1,000 in excess thereof.

We will not be required to make a Triggering Event Offer upon a Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Triggering Event Offer treating the date of such termination or default as though it were the date of the Triggering Event.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Triggering Event. To the extent that the provision of any such securities laws or regulations conflicts with the Triggering Event Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Triggering Event Offer provisions of the Notes by virtue of any such conflict.

There can be no assurance that we will have sufficient funds available at the time of a Triggering Event to consummate a Triggering Event Offer for all Notes then outstanding (or all Notes properly tendered by the holders of such Notes) and pay the Triggering Event Payment. We may also be prohibited by terms of other indebtedness or agreements from repurchasing the Notes upon a Triggering Event, which would require us to repay the relevant indebtedness or terminate the relevant agreement before we can proceed with a Triggering Event Offer, and there can be no assurance that we will be able to effect such repayment or termination.

The trustee shall not be required to take any steps to ascertain whether a Triggering Event or any event which could lead to a Triggering Event has occurred and shall not be liable to any persons for any failure to do so.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

“Group” means the Company and our Controlled Entities.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Triggering Event” means (A) any change in or amendment to the laws, regulations and rules of the PRC or the official interpretation or official application thereof (“Change in Law”) that results in (x) the Group (as in existence immediately subsequent to such Change in Law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Group (as in existence immediately prior to such Change in Law) as of the last date of the period described in our consolidated financial statements for the most recent fiscal quarter and (y) we being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law) in the same manner as reflected in our consolidated financial statements for the most recent fiscal quarter and (B) we have not furnished to the trustee, prior to the date that is twelve months after the date of the Change in Law, an opinion from an independent financial advisor or external legal counsel stating either (1) we are able to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law), taken as a whole, as reflected in our consolidated financial statements for the most recent fiscal quarter (including after giving effect to any corporate restructuring or reorganization plan of ours) or (2) such Change in Law would not materially adversely affect our ability to make principal, premium (if any) and interest payments on the Notes when due.

The definition of Triggering Event includes a phrase relating to operating “substantially all” or deriving “substantially all” of the economic benefits from, the business operations conducted by the Group. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the Notes as a result of a Triggering Event may be uncertain.

Payment of Additional Amounts

All payments of principal, premium and interest made by or on behalf of us in respect of the Notes of each series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within the Cayman Islands, Hong Kong, the PRC or any jurisdiction where we or our paying agent are otherwise considered by a taxing authority to be a resident for tax purposes, unless such withholding or deduction of such taxes is required by law. If we are required to make such withholding or deduction, we will, subject to certain exceptions, pay such additional amounts as will result in receipt by each holder of any Note of such amounts as would have been received by such holder had no such withholding or deduction of such taxes been required, as described in “Description of Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Modification and Waiver

The provisions of the indenture relating to modification and waiver, which are described under the heading “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus, will apply to the Notes, with the additional provisions that:

(i)

we and the trustee may not, without the consent of each holder of the applicable series of the Notes affected thereby, reduce the amount of the premium payable upon the redemption or repurchase of any series of the Notes or change the time at which any series of the Notes may be redeemed or repurchased as described above under “—Optional Redemption” or “—Repurchase Upon Triggering Event” whether through an amendment or waiver of provisions in the covenants, definitions or otherwise (except through amendments to the definition of “Triggering Event”); and

(ii)

we and the trustee may, without the consent of any holder of the Notes of any series, amend the indenture and the relevant Notes to conform the text of the indenture or the Notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the indenture or the Notes as evidenced by an officers’ certificate.

Limitation on Liens

So long as any Note remains outstanding, we will not create or have outstanding, and we will ensure that none of our Principal Controlled Entities will create or have outstanding, any Lien upon the whole or any part of their respective present or future undertaking, assets or revenues (including any uncalled capital) securing any Relevant Indebtedness, or any guarantee or indemnity in respect of any Relevant Indebtedness either of us or of any of our Principal Controlled Entities, without (i) at the same time or prior thereto securing or guaranteeing the Notes, as applicable, equally and ratably therewith (or in priority thereto) or (ii) providing such other security or guarantee for the Notes as shall be approved by an act of the holders of each series of the Notes holding at least a majority of the principal amount of that series of the Notes then outstanding.

The foregoing restriction will not apply to:

(i)	any Lien arising or already arisen automatically by operation of law which is timely discharged or disputed in good faith by appropriate proceedings;

(ii)

any Lien in respect of the obligations of any Person which becomes a Principal Controlled Entity or which merges with or into us or a Principal Controlled Entity after the date of the indenture which is in existence at the date on which it becomes a Principal Controlled Entity or merges with or into us or a Principal Controlled Entity; provided that any such Lien was not incurred in anticipation of such acquisition or of such Person becoming a Principal Controlled Entity or being merged with or into us or a Principal Controlled Entity;

(iii)	any Lien created or outstanding in favor of us;

(iv)

any Lien in respect of Relevant Indebtedness of us or any Principal Controlled Entity with respect to which we or such Principal Controlled Entity has paid money or deposited money or securities with a fiscal agent, trustee or depository to pay or discharge in full the obligations of us or such Principal Controlled Entity in respect thereof (other than the obligation that such money or securities so paid or deposited, and the proceeds therefrom, be sufficient to pay or discharge such obligations in full);

(v)

any Lien created in connection with Relevant Indebtedness of us or any Principal Controlled Entity denominated in RMB and initially offered, marketed or issued primarily to Persons resident in the PRC;

(vi)	any Lien created in connection with a project financed with, or created to secure, Non-recourse Obligations; or

(vii)

any Lien arising out of the refinancing, extension, renewal or refunding of any Relevant Indebtedness secured by any Lien permitted by the foregoing clause (ii) or (vi); provided that such Relevant Indebtedness is not increased beyond the principal amount thereof (together with the costs of such refinancing, extension, renewal or refunding) and is not secured by any additional property or assets.

“Lien” means any mortgage, charge, pledge, lien or other form of encumbrance or security interest.

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (i) the acquisition of assets (including any person that becomes a Controlled Entity) not previously owned by us or any of our Controlled Entities or (ii) the financing of a project involving the purchase, development, improvement or expansion of properties of ours or any of our Controlled Entities, as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any of our Principal Controlled Entities or to our or any such Principal Controlled Entity’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“PRC” means the People’s Republic of China, excluding, for purposes of this definition, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Principal Controlled Entities” at any time shall mean one of our Controlled Entities

(i)	as to which one or more of the following conditions is/are satisfied:

(a)

its total revenue or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated total revenue attributable to us is at least 10% of our consolidated total revenue;

(b)

its net profit or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 10% of our consolidated net profit (before taxation and exceptional items); or

(c)

its net assets or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

(1)

in the case of a corporation or other business entity becoming a Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Controlled Entity which itself has Controlled Entities) of such Controlled Entity in such accounts;

(2)

if at any relevant time in relation to us or any Controlled Entity which itself has Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

(3)	if at any relevant time in relation to any Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts

(consolidated, if appropriate) of the relevant Controlled Entity prepared for this purpose by or on behalf of us; and

(4)

if the accounts of any Controlled Entity (not being a Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

(ii)

to which is transferred all or substantially all of the assets of a Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

An officers’ certificate delivered to the trustee certifying in good faith as to whether or not a Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error and the trustee shall be entitled to rely conclusively upon such officers’ certificate (without further investigation or enquiry) and shall not be liable to any person for so accepting and relying on such officers’ certificate.

“Relevant Indebtedness” means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or are commonly, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market.

Legal Defeasance and Covenant Defeasance

The provisions of the indenture relating to legal defeasance and covenant defeasance, which are described under the heading “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” in the accompanying prospectus, will apply to the Notes, and in addition, we may also exercise Covenant Defeasance with respect to our obligations under the indenture and the Notes that are described under the headings “—Repurchase Upon Triggering Event” and “—Limitation on Liens” above.

No Sinking Fund

The Notes will not be subject to, nor entitled to the benefit of, any sinking fund.

Book-Entry; Delivery and Form

Each series of the Notes will be represented by one or more global notes that will be deposited with and registered in the name of DTC or its nominee for the accounts of its participants, including Euroclear Bank SA/NV (“Euroclear”) as operator of the Euroclear System, and Clearstream Banking S.A. (“Clearstream”). We will not issue certificated Notes, except in the limited circumstances described below. Transfers of ownership interests in the global notes will be effected only through entries made on the books of DTC participants acting on behalf of beneficial owners. You will not receive written confirmation from DTC of your purchase. The direct or indirect participants through whom you purchased the Notes should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The direct and indirect participants are responsible for keeping accurate account of the holdings of their customers like you. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interests in the global notes.

You, as the beneficial owner of Notes, will not receive certificates representing ownership interests in the global notes, except in the following limited circumstances: (1) DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be eligible under the indenture and we do not appoint a successor depositary within 90 days; or (2) an event of default with respect to the Notes will have occurred and be continuing. These certificated Notes will be registered in such name or names as DTC will instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global notes.

So long as DTC or its nominee is the registered owner and holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the global notes for all purposes under the indenture relating to the Notes. Except as provided above, you, as the beneficial owner of interests in the global notes, will not be entitled to have Notes registered in your name, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owner or holder thereof under the indenture. Accordingly, you, as the beneficial owner, must rely on the procedures of DTC and, if you are not a DTC participant, on the procedures of the DTC participants through which you own your interest, to exercise any rights of a holder under the indenture.

Neither we, the trustee, nor any other agent of ours or agent of the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. DTC’s practice is to credit the accounts of DTC’s direct participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interest in a security as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on the payment date. The underwriters will initially designate the accounts to be credited. Beneficial owners may experience delays in receiving distributions on their Notes because distributions will initially be made to DTC and they must be transferred through the chain of intermediaries to the beneficial owner’s account. Payments by DTC participants to you will be the responsibility of the DTC participant and not of DTC, the trustee, any agent or us. Accordingly, we, the trustee and any paying agent will have no responsibility or liability for: any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in the Notes represented by a global securities certificate; any other aspect of the relationship between DTC and its participants or the relationship between those participants and the owners of beneficial interests in a global securities certificate held through those participants; or the maintenance, supervision or review of any of DTC’s records relating to those beneficial ownership interests.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We have been informed that, under DTC’s existing practices, if we request any action of holders of senior notes, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder of the Notes is entitled to take under the indenture, DTC would authorize the direct participants holding the relevant beneficial interests to take such action, and those direct participants and any indirect participants would authorize beneficial owners owning through those direct and indirect participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Clearstream and Euroclear have provided us with the following information:

Clearstream

Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream participants include underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Clearstream’s U.S. participants are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly.

Distributions with respect to the Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear

Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear performs various other services, including securities lending and borrowing and interacts with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV under contract with Euroclear plc, a U.K. corporation. All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear operator, not Euroclear plc. Euroclear plc establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear operator is a Belgian bank. As such it is regulated by the Belgian Banking and Finance Commission.

Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific clearance accounts. The Euroclear operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Euroclear has further advised us that investors who acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the global securities certificates.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same Day Funds Settlement System. Secondary market trading between Clearstream participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving Notes through DTC, and making or receiving payment in accordance with normal procedures for same day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time zone differences, credits of the Notes received through Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear participants or Clearstream participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be modified or discontinued at any time. Neither we nor the trustee nor the paying agent will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations.

TAXATION

Prospective investors should consult their tax advisors regarding the possible tax consequences of the ownership and disposition of the Notes under the laws of their country of citizenship, residence, or domicile.

Cayman Islands Taxation

The following is a discussion of certain Cayman Islands income tax consequences of an investment in the Notes. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under existing Cayman Islands law, payments of interest and principal on the Notes will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of interest and principal to any holder of the Notes, nor will gains derived from the disposal of the Notes be subject to Cayman Islands income or corporation tax. The Cayman Islands currently have no income, corporation, or capital gains tax and no estate duty, inheritance tax, or gift tax. No stamp duty is payable in respect of the issue of the Notes. An instrument of transfer in respect of a Note is stampable if executed in or brought into the Cayman Islands.

PRC Taxation

The following is a summary of certain PRC tax consequences of the purchase, ownership, and disposition of Notes to non-resident enterprises and non-resident individuals. It is based upon applicable laws, rules, and regulations in effect as of the date of this prospectus supplement, all of which are subject to change (possibly with retroactive effect). This discussion does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase, own, or dispose of the Notes and does not purport to deal with consequences applicable to all categories of investors, some of which may be subject to special rules. Persons considering the purchase of Notes should consult their own tax advisors concerning the tax consequences of the purchase, ownership, and disposition of Notes, including such possible consequences under the laws of their country of citizenship, residence, or domicile.

As described in our 2018 Form 20-F, we may be deemed a PRC “resident enterprise” under PRC tax laws. See “Item 10.E. Additional Information—Taxation—People’s Republic of China Taxation” on our Annual Report on Form 20-F. If we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, holders of Notes that are non-resident enterprises may be subject to PRC withholding tax on interest paid by us or PRC enterprise income tax on any gains realized from the transfer of Notes, if such income is considered to be derived from sources within the PRC, at a rate of 10%, provided that such non-resident enterprise investor (i) has no establishment or premises in the PRC, or (ii) has an establishment or premises in the PRC but its income derived from the PRC has no real connection with such establishment or premises. Furthermore, if we are considered a PRC resident enterprise and the relevant PRC tax authorities consider interest we pay on the Notes or any gains realized from the transfer of Notes to be income derived from sources within the PRC, such interest earned by non-resident individuals may be subject to PRC withholding tax and such gain realized by non-resident individuals may be subject to PRC individual income tax, in each case at a rate of 20%. Any PRC tax liability on interest or gain described above may be reduced under applicable tax treaties. However, it is unclear whether in practice non-resident holders would be able to obtain the benefits of income tax treaties entered into between PRC and their countries. In addition, if we are considered a PRC resident enterprise under the PRC Enterprise Income Tax Law, interest payable by us to non-resident holders of the Notes may be subject to PRC value-added tax at a rate of 6% and related local levies, including educational surtax and urban maintenance and construction tax at a rate of up to 0.72%.

If we are not deemed a PRC resident enterprise, non-resident enterprise and non-resident individual holders of Notes will not be subject to PRC income tax on any payments of interest on, or gains from the transfer of, Notes.

U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the Notes acquired in this offering for cash at the “issue price,” which is the first price at which a substantial amount of the Notes of the relevant series is sold to the public. This discussion applies only to U.S. Holders (as defined below) who hold the Notes as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Regulations”), published positions of the Internal Revenue Service, court decisions and other applicable authorities, all as currently in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion does not describe all of the U.S. federal income tax considerations that may be applicable to U.S. Holders in light of their particular circumstances or U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

•	banks, insurance companies and other financial institutions;

•	entities treated as partnerships for U.S. federal income tax purposes, S corporations or other pass-through entities;

•	tax-exempt entities;

•	real estate investment trusts;

•	regulated investment companies;

•	dealers or traders in securities;

•	certain former citizens or residents of the United States;

•	persons that elect to mark their securities to market;

•	persons holding Notes as part of a “straddle,” conversion, or other integrated transaction;

•	persons that have a functional currency other than the U.S. dollar; and

•	persons that actually or constructively own 10% or more of our equity (by vote or value).

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax or Medicare contribution tax considerations. U.S. Holders should consult their tax advisors concerning the U.S. federal income tax considerations to them in light of their particular situation as well as any considerations arising under the laws of any other taxing jurisdiction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds the Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Notes should consult their tax advisors regarding the tax considerations generally applicable to them of the ownership and disposition of Notes.

Interest Payments

Payments of stated interest (including any additional amounts) will generally be included in a U.S. Holder’s income as ordinary income at the time that such payments are received or accrued in accordance with such holder’s usual method of accounting for U.S. federal income tax purposes.

Interest income in respect of the Notes will generally constitute foreign-source income for purposes of determining whether any foreign tax credit is available to a U.S. Holder under the U.S. federal income tax laws and will generally constitute “passive category income.”

As described in “—PRC Taxation,” if we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, payments of interest in respect of the Notes may be subject to PRC withholding taxes. For U.S. federal income tax purposes, the amount of interest includible in taxable income would include any amounts withheld in respect of PRC taxes. If PRC withholding taxes apply to interest paid with respect to the Notes, certain U.S. Holders may be eligible for a reduced rate of PRC taxes under the income tax treaty between the United States and the PRC (the “U.S.-PRC Income Tax Treaty”) if certain requirements are met. In addition, subject to certain conditions and limitations, if any PRC income taxes were to be paid or withheld on interest and were nonrefundable under the U.S.-PRC Income Tax Treaty, a U.S. Holder may be entitled to a foreign tax credit in respect of any such PRC income taxes or, alternatively, a U.S. Holder may deduct such taxes in computing its taxable income provided that such holder does not elect to claim a foreign tax credit for the relevant taxable year. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year to foreign countries and possessions of the United States. The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. Holders should consult their tax advisors regarding the availability of foreign tax credits or deductions in light of their particular circumstances.

Sale or Other Taxable Disposition of the Notes

Upon the sale or other taxable disposition of the Notes, a U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition (less any amount attributable to accrued but unpaid interest, which will generally be taxable as interest in the manner described above to the extent not previously included in such holder’s gross income) and such holder’s adjusted tax basis in the Notes. A U.S. Holder’s adjusted tax basis in the Notes will generally equal the cost of the Notes. Any capital gain or loss will generally be long-term capital gain or loss if, at the time of the sale or other taxable disposition, such holder’s holding period in the Notes exceeds one year. Long-term capital gain recognized by non-corporate U.S. Holders will generally be subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitations.

As described in “—PRC Taxation,” if we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, gains from the disposition of the Notes may be subject to PRC income taxes. A U.S. Holder may use foreign tax credits to offset only the portion of such holder’s U.S. tax liability considered to be attributable to foreign-source income. Generally, gain or loss from the disposition of the Notes will be U.S.-source for foreign tax credit limitation purposes, which will generally limit the availability of foreign tax credits. However, if a U.S. Holder is eligible for the benefits of the U.S.-PRC Income Tax Treaty, such holder may be able to elect to treat such gain as PRC-source income under the U.S.-PRC Income Tax Treaty. If a U.S. Holder is not eligible for the benefits of the Treaty or does not elect to treat any gain as PRC-source gain, then such holder would generally not be able to use any foreign credit arising from any PRC tax imposed on the disposition of the Notes, unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from non-U.S. sources. The rules regarding foreign tax credits and deduction of foreign taxes are complex. U.S. Holders should consult their tax advisors regarding their eligibility for benefits under the U.S.-PRC Income Tax Treaty and the availability of foreign tax credits or deductions in light of their particular circumstances.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS INTENDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSIDERATIONS TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES IN THEIR PARTICULAR CIRCUMSTANCES.

UNDERWRITING

Subject to the terms and conditions contained in the underwriting agreement, dated as of the date of this prospectus supplement between us and the underwriters named below, for whom BofA Securities, Inc. and UBS AG Hong Kong Branch are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of the Notes of each series set forth opposite its name below:

Underwriters	Principal Amount of 2030 Notes		Principal Amount of 2050 Notes
BofA Securities, Inc.	US$	392,000,000	US$	168,000,000
UBS AG Hong Kong Branch	US$	231,000,000	US$	99,000,000
The Hongkong and Shanghai Banking Corporation Limited	US$	35,000,000	US$	15,000,000
Bank of China Limited	US$	14,000,000	US$	6,000,000
DBS Bank Ltd.	US$	7,000,000	US$	3,000,000
Jefferies LLC	US$	14,000,000	US$	6,000,000
Standard Chartered Bank	US$	7,000,000	US$	3,000,000

Total	US$	700,000,000	US$	300,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us, and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters must purchase all the Notes if they purchase any of the Notes. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

The underwriters initially propose to offer part of the Notes of each series directly to the public at the offering prices described on the cover page of this prospectus supplement. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Certain of the underwriters are not broker-dealers registered with the SEC. Therefore, to the extent they intend to make any offers or sales of Notes in the United States, they will do so only through one or more registered broker-dealers in compliance with applicable securities laws and regulations, and FINRA rules. UBS AG Hong Kong Branch will offer the Notes in the United States through its registered broker-dealer affiliate UBS Securities LLC. Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA. Bank of China Limited has agreed to offer and sell the Notes only outside the United States.

The following table shows the underwriting discounts that we will pay to the underwriters in connection with this offering:

	Paid By Us
Per 2030 Note		0.275%
Per 2050 Note		0.650%
Total	US$	3,875,000

Expenses associated with this offering to be paid by us, other than underwriting commissions and discounts, are estimated to be US$2.5 million.

We have agreed that, for a period until 45 days after the date of closing (which is expected to be the fifth business day following the date of this prospectus supplement), we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us, other than indebtedness dominated in RMB and initially offered, marketed or issued primarily to persons resident in the PRC. The representatives in their sole discretion may consent to the offering and sale of such securities by us at any time without notice. We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.

The Notes will constitute a new class of securities with no established trading market. Approval in-principle has been received for the listing and quotation of the Notes on the SGX-ST. However, we cannot assure you that the prices at which the Notes will sell in the market after this offering will not be lower than the initial offering price or that an active trading market for the Notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. Accordingly, we cannot assure you as to the liquidity of, or the trading market for, the Notes.

The underwriters (or their affiliates) may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids to the extent permitted by applicable laws and regulations. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Covering transactions involve purchase of the Notes in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Notes originally sold by such dealer are purchased in a stabilizing transaction or a covering transaction to cover short positions. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally settle in three business days, and purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next succeeding business day should consult their own advisor.

The address of BofA Securities, Inc. is One Bryant Park, New York, New York, 10036, United States. The address of UBS AG Hong Kong Branch is 52/F Two International Finance Centre, 8 Finance Street, Central, Hong Kong.

Sales Outside the United States

British Virgin Islands

No invitation will be made directly or indirectly to any person resident in the BVI to subscribe for any of the Notes.

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

No Notes will be offered or sold to the public in the Cayman Islands.

European Economic Area

Prohibition of Sales to Retail Investors

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU on Markets in Financial Instruments (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II.

This prospectus supplement has been prepared on the basis that any offer of Notes in any Member State of the EEA will be made pursuant to an exemption under Regulation (EU) 2017/1129 (the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of Notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Hong Kong

This prospectus supplement and the accompanying prospectus have not been and will not be registered with the Registrar of Companies in Hong Kong. Accordingly, except as mentioned below, this prospectus supplement may not be issued, circulated or distributed in Hong Kong. A copy of this prospectus supplement and the accompanying prospectus may, however, be issued to prospective applicants for the Notes in Hong Kong in a manner which does not constitute an offer of the Notes to the public in Hong Kong or an issue, circulation or distribution in Hong Kong of this prospectus supplement and the accompanying prospectus for the purposes of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong). No advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than: (i) to an institutional investor (as defined in Section 4A of the SFA) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i) (B) of the SFA; or

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law; or

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Any reference to the SFA is a reference to the Securities and Futures Act, Chapter 289 of Singapore and a reference to any term as defined in the SFA or any provision in the SFA is a reference to that term as modified or amended from time to time including by such of its subsidiary legislation as may be applicable at the relevant time.

The PRC

This prospectus supplement and the accompanying prospectus may not be circulated or distributed in the PRC and the Notes may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC.

United Kingdom

No invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by the underwriters in connection with the issue or sale of the Notes may be communicated or caused to be communicated except in circumstances in which section 21(1) of FSMA does not apply to the underwriters. All applicable provisions of FSMA must be complied with respect to anything done or to be done by the underwriters in relation to any Notes in, from or otherwise involving the United Kingdom.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advising, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have in the past engaged, and may in the future engage, in transactions with and perform services, including financial advisory, commercial banking and investment banking services, for us and our affiliates in the ordinary course of business for which they received or will receive customary fees and expenses. We may enter into hedging or other derivative transactions as part of our risk management strategy with the underwriters and their affiliates, which may include transactions relating to our obligations under the Notes. Our obligations under these transactions may be secured by cash or other collateral. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments, its direct or indirect subsidiaries and consolidated affiliated entities. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriters or certain of their affiliates may purchase Notes and be allocated Notes for asset management and/or proprietary purposes and not with a view to distribution.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law and by Zhong Lun Law Firm with respect to legal matters of PRC law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to legal matters of United States federal securities and New York State law and JunHe LLP with respect to legal matters of PRC law. The validity of the Notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and for the underwriters by Davis Polk & Wardwell LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law, and Davis Polk & Wardwell LLP may rely upon JunHe LLP with respect to matters governed by PRC law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 6/F DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai 200120, People’s Republic of China.

PROSPECTUS

JD.com, Inc.

Debt Securities

We may offer and sell debt securities from time to time. This prospectus may not be used to consummate any sales of securities unless accompanied by a prospectus supplement which will describe the method and terms of the offering. We will provide the specific terms of any offering and the offered securities in one or more supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus.

Investing in our securities involves risks. You should carefully consider the risks described under “Risk Factors ” on page 8 of this prospectus, in any accompanying prospectus supplement or in the documents incorporated by reference into this prospectus before making a decision to invest in our securities.

We may offer and sell these debt securities to or through one or more agents, underwriters, dealers or other third parties or directly to one or more purchasers on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 3, 2019.

You should rely only on the information contained or incorporated by reference into this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference into this prospectus and any prospectus supplement or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may offer and sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we use this prospectus to offer debt securities, we will provide one or more prospectus supplements that will contain specific information about the offering and the terms of those debt securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. If there is any inconsistency between the information in this prospectus and any related prospectus supplement, you should rely on the information in the applicable prospectus supplement. Before you invest in any securities offered by this prospectus, you should read this prospectus, any applicable prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•

“annual active customer accounts” refer to customer accounts that made at least one purchase during the twelve months ended on the respective dates, including both online direct sales and online marketplace;

•	“China” or the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Hong Kong, Macau and Taiwan;

•	“ordinary shares” refer to our Class A and Class B ordinary shares, par value US$0.00002 per share;

•	“RMB” refers to the legal currency of China;

•	“U.S. dollars,” “US$,” “dollars” and “$” refer to the legal currency of the United States; and

•	“we,” “us,” “our company” and “our” refer to JD.com, Inc., its subsidiaries and its consolidated variable interest entities and their subsidiaries.

References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to “the prospectus” are to this prospectus and the applicable prospectus supplement taken together.

We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.

Our reporting currency is RMB. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus are made at a rate of RMB7.1477 to US$1.00, the exchange rate in effect as of September 30, 2019 as set forth in the H.10 statistical release of The Board of Governors of the Federal Reserve System. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, or at all. On November 29, 2019, the exchange rate was RMB7.0308 to US$1.00.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. You can identify these forward-looking statements by terminology such as “may,” “will,” “expect,” “anticipate,” “aim,” “intend,” “plan,” “believe,” “estimate,” “is/are likely to,” “future,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to, among other things:

•	our goals and strategies;

•	our future business development, financial conditions and results of operations;

•	the expected growth of the retail and online retail markets in China;

•	our expectations regarding demand for and market acceptance of our products and services;

•	our expectations regarding our relationships with customers, suppliers and third-party sellers;

•	our plans to invest in our fulfillment infrastructure and technology platform as well as new business initiatives;

•	competition in our industry; and

•	relevant government policies and regulations relating to our industry.

The forward-looking statements included in this prospectus, in the documents incorporated by reference herein and in any prospectus supplement are subject to risks, uncertainties and assumptions about our company. Our actual results of operations may differ materially from the forward-looking statements as a result of the risk factors disclosed in this prospectus, in the documents incorporated by reference herein or in any accompanying prospectus supplement.

We would like to caution you not to place undue reliance on these forward-looking statements, and you should read these statements in conjunction with the risk factors disclosed herein, in the documents incorporated by reference herein or in any accompanying prospectus supplement for a more complete discussion of the risks of an investment in our securities. We operate in a rapidly evolving environment. New risks emerge from time to time and it is impossible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in any forward-looking statement. We do not undertake any obligation to update or revise the forward-looking statements except as required under applicable law.

OUR COMPANY

Overview

We are a leading technology-driven e-commerce company and retail infrastructure service provider in China.

We believe “Boundaryless Retail,” the idea of enabling consumers to buy whatever they want, wherever and whenever they want it, represents the future retail trend for our industry as consumers are becoming more involved in all aspects of a company’s value chain and proactively interact with businesses. Consumers nowadays not only continue seeking out “low cost” and “convenience,” but also demand more personalized and diversified scenarios and participation at the same time. The interaction between these evolving consumer demands and technology advancement will further transform the retail infrastructure and experience.

We are focused on providing consumers with an enjoyable online retail experience. Through our content-rich and user-friendly website www.jd.com and mobile apps, we offer a wide selection of authentic products at competitive prices which are delivered in a speedy and reliable manner. We also offer convenient online and in-person payment options and comprehensive customer services. In order to have better control over fulfillment and to ensure customer satisfaction, we have built our own nationwide fulfillment infrastructure and last-mile delivery network, staffed by our own employees, which supports both our online direct sales and our online marketplace businesses. We have established strong relationships with our suppliers as we develop our online direct sales business. Furthermore, our online marketplace business has allowed us to significantly expand our offerings of products and services. As a result of our superior customer experience, our business has grown rapidly.

We are a technology-driven company and have invested heavily in developing our own highly scalable proprietary technology platform that supports our rapid growth and enables us to provide value-added technology services. In addition, our sophisticated business intelligence system enables us to refine our merchandise sourcing strategy to manage our inventory turnover and control costs and to leverage our large customer database to create customized product recommendations and cost-effective and targeted advertising.

Growth in the number of our active customer accounts is a key driver of our revenue growth. We had 226.6 million, 292.5 million, 305.3 million and 334.4 million annual active customer accounts in 2016, 2017, 2018 and for the twelve months ended September 30, 2019, respectively. This increase was primarily driven by our success in attracting new active customer accounts, as well as by our success in generating repeat purchases from existing customer accounts. We have a growing and loyal active customer base. Over the years, our customers have shown loyalty to us through their increased activity levels. For example, for the same group of customer accounts that were active in 2008, their average number of purchases increased each year thereafter, from approximately 3.7 in 2008 to 4.4 in 2009, 6.2 in 2010, 10.7 in 2011, 14.9 in 2012, 16.6 in 2013, 18.7 in 2014, 21.8 in 2015, 25.7 in 2016, 30.2 in 2017 and 31.5 in 2018.

We generated total net revenues of RMB258.3 billion, RMB362.3 billion, RMB462.0 billion and RMB406.2 billion (US$56.8 billion) in 2016, 2017, 2018 and for the nine months ended September 30, 2019, respectively. We incurred net losses from continuing operations of RMB2,049 million, RMB19 million, and RMB2,801 million in 2016, 2017 and 2018, respectively, and generated net income from continuing operations of RMB8,336 million (US$1,166 million) for the nine months ended September 30, 2019.

Online Direct Sales

In our online direct sales business, we acquire products from suppliers and sell them directly to customers. We foster an interactive user community that discusses, rates and reviews our products and services. We believe we have the largest online product review database of any online direct sales company in China with approximately 5,423 million product reviews generated by our customers as of September 30, 2019. As we now offer a wide range of product categories through our online direct sales business model, net revenues from electronics products, which include computers, mobile handsets and other mobile digital products, and home appliances, have declined as a percentage of our total net revenues. As of September 30, 2019, we sourced products from over 24,000 suppliers. We believe that large scale and market leading position are critical to success in the online retail market in China and can provide important competitive advantages to us.

Retail Infrastructure

Online Marketplace. In our online marketplace business, third-party sellers offer products to customers on our online marketplace and pay us commissions on their sales. We launched our online marketplace in October 2010 and have been adding new products and services, including premium international brands since then. As of September 30, 2019, there were more than 250,000 third-party sellers on our online marketplace. We provide transaction processing and billing services on all orders placed on our online marketplace and require third-party sellers to meet our strict standards for authenticity and reliability. We monitor third-party sellers’ performance and activities on our online marketplace closely to ensure that they meet our requirements for authentic products and high-quality customer service. We tag certain top stores on our platform as “JD Haodian (京东好店),” based on each third-party merchant’s quality of service during the entire purchase process. Such certification can help the top merchants improve their sales volumes on the platform. Furthermore, it sets a benchmark to encourage other merchants to improve their quality of service. We aim to offer customers the same high-quality customer experience regardless of the source of the products they choose.

Marketing Services. Leveraging our AI capabilities and the comprehensive dataset accumulated from a wide range of business scenarios along the entire value chain, we provide a variety of marketing services to suppliers, merchants and other partners in the ecosystem through our proprietary advertisement technology platform. In 2017, we started to offer our suppliers and merchants a new fully-automated marketing platform that can make targeted product recommendations to users on www.jd.com and our mobile apps and across our content partnership network, driving new customers and repeat purchases for advertisers automatically. Powered by AI, the platform only requires advertisers to input the total budget, unit bid price and optimization goals to market to their targeted audiences, which enables advertisers to lower their operating costs and increase their returns in a convenient and efficient manner. In addition, we have formed strategic partnerships with leading mobile internet companies with an aim to leverage their powerful big data resources, massive user bases and AI-driven technologies to strengthen collaboration in precision marketing, user access points and content-driven marketing.

JD Logistics Services. Timely and reliable fulfillment is critical to the success of an online retail business. Given the then underdevelopment of third-party fulfillment services in China in terms of both warehousing and logistics facilities and last-mile delivery services, we made a strategic decision in 2007 to build and operate our own nationwide fulfillment infrastructure. We believe we have the largest fulfillment infrastructure of any e-commerce company in China. We operated over 650 warehouses with an aggregate gross floor area (“GFA”) of approximately 16 million square meters in 89 cities as of September 30, 2019, and had 116,427 delivery personnel, 37,217 warehouse staff and 15,574 customer service personnel as of the same date. Leveraging this nationwide fulfillment infrastructure, we deliver a majority of the orders directly to customers ourselves. In 2019, we further improved our efficiency in more cities as we continued to expand our 24-hour delivery service in these areas. As of September 30, 2019, we were able to deliver approximately 90% of our direct sales orders in China within 24 hours.

Leveraging our advanced technology and logistics expertise, our logistics business, JD Logistics, provides logistics services to businesses across a wide range of industries including those beyond e-commerce. We have opened up our technology-driven fulfillment infrastructure by offering comprehensive supply chain solutions to third-party sellers on our marketplace and to merchants that do not sell products on our online marketplace, including warehousing management, transportation, delivery, after-sale services, and logistics technology solutions, including cloud-based service and data analytics, or a combination of these services. We are dedicated to developing an effective, environmental-friendly, innovative and smart “green logistics system” through developing and promoting the use of innovative and environmental-friendly materials and a series of technological innovations.

In the second quarter of 2018, to reduce product-to-customer distance and provide customers with innovative delivery options, JD Logistics launched the “Flash Delivery” initiative, offering delivery times ranging from several minutes to about one hour for selected merchandise in certain areas by optimally allocating merchandise across its distribution network, including front-line metropolitan distribution centers, delivery stations and partners’ offline stores, based on its analysis of customer demands. Moreover, in October 2018, JD Logistics opened up its leading logistics network to consumers, offering parcel delivery service to users in certain regions. Leveraging JD Logistics’s extensive delivery network, users in these areas can conveniently send items intra-city and throughout most of mainland China with JD Logistics’s same fast and reliable delivery service.

In April 2019, JD Logistics introduced its new cold chain service which utilizes idle capacity in the industry to offer cold chain transport services. Combined with JD Logistics’s previously launched cold chain services, it has formed a one-stop shop F2B2C cold chain delivery system to meet the service demands of manufacturers, merchants, and consumers.

JD Property Management Group. In 2018, we established our property management group, JDPM, which owns, develops and manages our logistics facilities and other real estate properties, to support JD Logistics and third parties. JDPM has unique advantages to secure scarce land resources as we continue to help boost economies across China through creating employment opportunities and contributing tax, among others. JDPM aims to develop its logistics asset portfolios while maintaining strong capital discipline. With the expansion of our asset portfolios, we have adopted a capital recycling strategy through our fund management platform and other partnerships. We believe this strategy will help further expand our asset portfolios, minimize our related future capital expenditures and enhance our returns. Currently, JDPM manages properties with a total GFA of over 10 million square meters. In February 2019, JDPM established its first logistics properties fund (“Core Fund”) and agreed to transfer certain logistics facilities to Core Fund at a total gross asset value of RMB10.9 billion. In the third quarter of 2019, the closing conditions for the asset group of completed logistics facilities were met and therefore we recorded a disposal gain of RMB3.0 billion for the completed assets. For the remaining logistics facilities under construction, we will derecognize these assets upon its completion and satisfaction of the hand over condition.

Omni-channel Initiatives. To achieve our “Boundaryless Retail” vision, we are exploring a variety of omni-channel integration opportunities and innovative business models.

We believe we are well-positioned to provide omni-channel solutions to customers and offline retailers in select locations in China by capitalizing on our strong online presence and leveraging our strategic partnership with Dada Nexus Limited (“Dada-JD Daojia”), a leading platform of local on-demand retail and delivery in China. Dada-JD Daojia has partnered with a large number of well-known chain retailers and many first-tier international and domestic FMCG (fast-moving consumer goods) brands by leveraging Dada-JD Daojia’s crowd-sourcing delivery network. Dada-JD Daojia has been cooperating with JD Logistics to provide fast on-demand delivery services for merchants and consumers.

In June 2016, we entered into a series of agreements in relation to our strategic alliance with Walmart. We have collaborated with Walmart on e-commerce, including launching a Sam’s Club Flagship Store and Walmart China Flagship Store on JD.com, Sam’s Club Global Flagship Store, Walmart Global Flagship Store, and ASDA Flagship Store on JD Worldwide, and a one-hour delivery service from Walmart Stores in selected cities through the JD Daojia app, as well as leveraging each other’s supply chain to enhance product selection for customers across China. We have also experimented with other omni-channel opportunities, aimed at offering shoppers across China faster and more convenient access to high-quality products through multiple channels.

To provide customers with a more dynamic and interactive integrated omni-channel shopping experience, we have enabled some of our offline partners with a variety of the latest technologies such as facial recognition, product recognition, and a tracking system for customers’ in-store activities, among others. We have established a closed loop to accumulate a large volume of offline shopping data, and through further analysis of the integrated online and offline dataset, we can offer differentiated products in each offline franchise store that best suits potential customer demands.

7FRESH, our offline fresh food market brand, is an example of a real-world trial of our “Boundaryless Retail” vision. In December 2017, we opened our first 7FRESH store in Beijing’s Yizhuang suburban area. Integrating advanced supply chain management know-how and cutting-edge storage technologies, our 7FRESH store is able to deliver a unique shopping experience by offering many fresh products (including fruit, flowers, vegetables and quality fresh seafood), providing food preparation and catering services and making available a 30-minute delivery service for customers within three kilometers of the store. As of September 30, 2019, we had opened 18 7FRESH stores in 8 cities.

We believe our 7FRESH business model will continue to evolve as we strive to pursue an enhanced shopping experience for our consumers and partners by exploring a variety of omni-channel opportunities, integrating quality products with superior services and providing fresh produce supply chain solutions to our partners.

Recent Developments

In April 2019, we completed an investment in Jiangsu Five Star Appliance Co., Ltd. (“Jiangsu Five Star”), one of the leading offline retailers of home appliances and consumer electronics in China. We acquired 46% of Jiangsu Five Star’s total shares from its existing shareholder for a total purchase price of RMB1.27 billion with a combination of cash and assumption of the seller’s debt. Following this investment, we and Jiangsu Five Star will leverage each other’s industry expertise and strength to explore new growth opportunities in the area of “Boundaryless Retail” strategy and aim to provide consumers with a fully-integrated, smart online and offline shopping experience. In addition, we provided a loan of RMB1.03 billion to the seller. We are also entitled to certain collateral and investor rights pursuant to the related definitive agreements.

On May 10, 2019, we renewed the strategic cooperation agreement with Tencent Holdings Limited (“Tencent”) for a period of three years starting from May 27, 2019. Tencent will continue to offer us prominent level 1 and level 2 access points on its Weixin platform to provide traffic support, and the two companies also intend to continue to cooperate in a number of areas including communications, advertising and membership services, among others. It is estimated that such traffic support, advertising spending and other cooperation will amount to over US$800 million, which will be paid or spent over the next three years. We agreed to issue to Tencent a certain number of our Class A ordinary shares for a total consideration of approximately US$250 million at prevailing market prices at certain pre-determined dates during the three-year period, of which 8,127,302 of our Class A ordinary shares were issued in May 2019.

In June 2019, we completed an investment in AiHuiShou International Co. Ltd. (“AiHuiShou”), an online second-hand consumer electronics trading platform. In connection with this investment, we merged our Paipai Secondhand business into AiHuiShou with certain exclusive traffic resources for the next five years, and additionally invested certain amount in cash in exchange for a non-controlling interest in AiHuiShou.

In September 2019, we officially launched our social e-commerce platform, Jingxi, as part of our strategy to penetrate into lower-tier cities. Jingxi is available to consumers across multiple channels including the standalone Jingxi app, Jingxi mini program and a Weixin first-level entry point. Combining social media and retail, Jingxi provides quality goods and services at attractive prices. Jingxi also has partnered with domestic manufacturers in over one hundred industrial clusters, serving as a bridge between manufacturers and consumers.

In November 2019, our healthcare subsidiary, JD Health International, Inc. (“JD Health”) completed the non-redeemable series A preferred share financing with a group of third-party investors. The total amount of financing raised was US$931 million, representing 13.5% of the ownership of JD Health on a fully diluted basis.

Change of Our Independent Registered Public Accounting Firm

On June 22, 2019, we engaged Deloitte Touche Tohmatsu Certified Public Accountants LLP (“Deloitte”) as our independent registered public accounting firm, and dismissed PricewaterhouseCoopers Zhong Tian LLP (“PwC”). The change of our independent registered public accounting firm had been approved by the audit committee of our board, and the decision was not made due to any disagreements between us and PwC.

The reports of PwC on our consolidated financial statements for the fiscal years ended December 31, 2017 and 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal years ended December 31, 2017 and 2018 and the subsequent interim period through June 22, 2019, there have been no (i) disagreements between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their reports on the consolidated financial statements for such years, or (ii) reportable events as defined in Item 16F(a)(1)(v) of the instructions to Form 20-F.

We have provided PwC with a copy of the disclosures hereunder and required under Item 16F of Form 20-F and requested from PwC a letter addressed to the SEC indicating whether it agrees with such disclosures. A copy of PwC’s letter dated December 3, 2019 is attached as Exhibit 16.1 to the registration statement on Form F-3 of which this prospectus is a part.

During each of the fiscal years ended December 31, 2017 and 2018 and the subsequent interim period through June 22, 2019, neither we nor anyone on behalf of us has consulted with Deloitte regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us that Deloitte concluded was an important factor considered by us in reaching a decision as to any accounting, audit, or financial reporting issue, (ii) any matter that was the subject of a disagreement pursuant to Item 16F(a)(1)(iv) of the instructions to Form 20-F, or (iii) any reportable event pursuant to Item 16F(a)(1)(v) of the instructions to Form 20-F.

Corporate Information

Our principal executive offices are located at 20th Floor, Building A, No. 18 Kechuang 11 Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, the People’s Republic of China. Our telephone number at this address is +86 10 8911-8888. We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with an offering of securities registered by the registration statement of which this prospectus is a part.

Additional information with respect to our company is included in the documents incorporated by reference in this prospectus, including (i) our annual report on Form 20-F for the fiscal year ended December 31, 2018, as amended by Amendment No. 1 thereto, filed with the SEC on April 15, 2019 and June 28, 2019, respectively (File No. 001-36450) and (ii) our current report on Form 6-K furnished to the SEC on December 3, 2019 (File No. 001-36450). See “Incorporation of Certain Documents by Reference” in this prospectus.

RISK FACTORS

Investing in our debt securities involves risk. Before you decide to buy our debt securities, you should carefully consider the risks described in our most recent annual report on Form 20-F, which is incorporated herein by reference, as well as the risks that are described in the applicable prospectus supplement and in other documents incorporated by reference into this prospectus. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Please see “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus by reference.

USE OF PROCEEDS

Except as may be described otherwise in an accompanying prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for general corporate purposes.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of certain general terms and provisions of the debt securities and the indenture, but they are not complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indenture, which has been filed as an exhibit to the registration statement of which this prospectus is a part, including the definitions of specified terms used in the indenture, and to the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act”. The particular terms of the debt securities offered by any prospectus supplement and the extent these general provisions may apply to the debt securities will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the indenture, any related documents and those made a part of the indenture by the Trust Indenture Act. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related documents before investing in our debt securities.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and any limit on the aggregate principal amount of the debt securities;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities are senior or subordinated debt securities and, if subordinated, the terms of such subordination;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the record dates for the determination of holders to whom interest is payable or the method for determining such dates;

•	the dates on which the debt securities may be issued, the maturity date and other dates of payment of principal;

•	redemption or early repayment provisions;

•	authorized denominations if other than denominations of $2,000 and multiples of $1,000 in excess thereof;

•	the form of the debt securities;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	any provisions for the defeasance of the particular debt securities being issued in whole or in part;

•	any addition or change in the provisions related to satisfaction and discharge;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) or automated quotation system(s) on which the securities will be listed or admitted to trading, as applicable, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	place or places where we may pay principal, premium, if any, and interest and where holders may present the debt securities for registration of transfer, exchange or conversion;

•	place or places where notices and demands relating to the debt securities and the indentures may be made;

•	if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities that is payable upon declaration of acceleration of maturity;

•	any index or formula used to determine the amount of payments of principal of, premium (if any) or interest on the debt securities and the method of determining these amounts;

•	any provisions relating to compensation and reimbursement of the trustee;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events; and

•	additional terms not inconsistent with the provisions of the indenture, except as permitted by the terms of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at greater than de minimis discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture. Such additional debt securities will have the same terms and conditions as the applicable series of debt securities in all respects (or in all respects except for the issue date, the issue price or the first payment of interest), and will vote together as one class on all matters with respect to such series of debt securities. We shall not issue any additional debt securities with the same CUSIP, ISIN or other identifying number as outstanding debt securities issued hereunder unless the additional debt securities are fungible with such outstanding debt securities for U.S. federal income tax purposes. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Form, Exchange and Transfer

The debt securities will be issued in fully registered form without interest coupons and, unless otherwise indicated in the applicable prospectus supplement, in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

The entity performing the role of maintaining the list of registered holders is called the “registrar.” The registrar acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. You may exchange or transfer your registered debt securities at the specified office of the registrar. We may also arrange for additional registrars, and may change registrars. We may also choose to act as our own registrar.

You will not be required to pay a service charge for any registration of transfer or exchange of debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the registrar with a written instrument of transfer satisfactory in form to the registrar.

Payment and Paying Agents

If your debt securities are in definitive registered form, we will pay interest to you if you are listed in the registrar’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the debt securities on the interest due date. That particular day is called the “record date” and will be stated in the applicable prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at offices maintained for that purpose in New York, New York. These offices are called “paying agents.” We may also choose to pay interest by mailing checks. We may also arrange for additional payment agents, and may change these agents, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us, or if then held by us, discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Payment of Additional Amounts

All payments of principal, premium and interest made by or on behalf of us in respect of the debt securities of each series will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”) imposed or levied by or within the Cayman Islands, Hong Kong, the PRC or any jurisdiction where we or our paying agent are otherwise considered by a taxing authority to be a resident for tax purposes (in each case, including any political subdivision or any authority therein or thereof having power to tax) (the “Relevant Jurisdiction”), unless such withholding or deduction of such Taxes is required by law. If we are required to make such withholding or deduction, we will pay such additional amounts (“Additional Amounts”) as will result in receipt by each holder of any debt securities of such amounts as would have been received by such holder had no such withholding or deduction of such Taxes been required, except that no such Additional Amounts shall be payable:

(i) in respect of any such Taxes that would not have been imposed, deducted or withheld but for the existence of any connection (whether present or former) between the holder or beneficial owner of a debt security and the Relevant Jurisdiction other than merely holding such debt security or receiving principal, premium (if any) or interest in respect thereof (including such holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein);

(ii) in respect of any debt security presented for payment (where presentation is required) more than 30 days after the relevant date, except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting the same for payment on the last day of such 30-day period. For this purpose, the “relevant date” in relation to any debt security means the later of (a) the due date for such payment or (b) the date such payment was made or duly provided for;

(iii) in respect of any Taxes that would not have been imposed, deducted or withheld but for a failure of the holder or beneficial owner of a debt security to comply with a timely request by us addressed to the holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request is required under the tax laws of such jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder;

(iv) in respect of any Taxes imposed as a result of a debt security being presented for payment (where presentation is required) in the Relevant Jurisdiction, unless such debt security could not have been presented for payment elsewhere;

(v) in respect of any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(vi) to any holder of a debt security that is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof;

(vii) with respect to any withholding or deduction that is imposed in connection with Sections 1471-1474 of the Internal Revenue Code of 1986, as amended, and U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement between the United States and any other jurisdiction implementing or relating to FATCA or any non-U.S. law, regulation or guidance enacted or issued with respect thereto;

(viii) any such Taxes payable otherwise than by deduction or withholding from payments under or with respect to any debt security; or

(ix) any combination of Taxes referred to in the preceding items (i) through (viii) above.

In the event that any withholding or deduction for or on account of any Taxes is required and Additional Amounts are payable with respect thereto, at least 10 business days prior to each date of payment of principal of, premium (if any) or interest on the debt securities of any series, we will furnish to the trustee and the paying agent, if other than the trustee, an officers’ certificate specifying the amount required to be withheld or deducted on such payments to such holders, certifying that we shall pay such amounts required to be withheld to the appropriate governmental authority and certifying to the fact that the Additional Amounts will be payable and the amounts so payable to each holder, and that we will pay to the trustee or such paying agent the Additional Amounts required to be paid; provided that no such officers’ certificate will be required prior to any date of payment of principal of, premium (if any) or interest on such debt securities if there has been no change with respect to the matters set forth in a prior officers’ certificate. The trustee and each paying agent shall be entitled to rely on the fact that any officers’ certificate contemplated by this paragraph has not been furnished as evidence of the fact that no withholding or deduction for or on account of any Taxes is required. We covenant to indemnify the trustee and any paying agent for and to hold them harmless against any loss, liability or reasonably incurred expense without fraudulent activity, gross negligence or willful misconduct on their part arising out of or in connection with actions taken or omitted by any of them in reliance on any such officers’ certificate furnished pursuant to this paragraph or on the fact that any officers’ certificate contemplated by this paragraph has not been furnished.

Whenever there is mentioned, in any context, the payment of principal, premium or interest in respect of any debt security, such mention shall be deemed to include the payment of Additional Amounts provided for in the indenture, to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof pursuant to the indenture.

The foregoing provisions shall apply in the same manner with respect to the jurisdiction in which any successor Person to us or its paying agent is organized or resident for tax purposes or any authority therein or thereof having the power to tax (a “Successor Jurisdiction”), substituting such Successor Jurisdiction for the Relevant Jurisdiction.

Our obligation to make payments of Additional Amounts under the terms and conditions described above will survive any termination, defeasance or discharge of the indenture.

Tax Redemption

Each series of debt securities may be redeemed at any time, at our option, in whole but not in part, upon written notice as described below, at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, if (i) as a result of any change in, or amendment to, the laws or regulations of the Relevant Jurisdiction (or, in the case of Additional Amounts payable by a successor Person to us, the applicable Successor Jurisdiction), or any change in the official application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date of the applicable series of debt securities (or, in the case of Additional Amounts payable by a successor Person to us, the date on which such successor Person to us became a successor to us pursuant to the applicable provisions of the indenture) (a “Tax Change”), we or any such successor Person to us is, or would be, obligated to pay Additional Amounts upon the next payment of principal, premium (if any) or interest in respect of such debt securities and (ii) such obligation cannot be avoided by us or any such successor Person to us taking reasonable measures available to it, provided that changing our or such successor Person’s jurisdiction is not a reasonable measure for purposes of this section.

Prior to the giving of any notice of redemption of debt securities pursuant to the foregoing, we or any such successor Person to us shall deliver to the trustee (i) a notice of such redemption election, (ii) an opinion of external legal counsel or an opinion of an independent tax consultant to the effect that we or any such successor Person to us is, or would become, obligated to pay such Additional Amounts as the result of a Tax Change and (iii) an officers’ certificate from us or any such successor Person to us, stating that such amendment or change has occurred, describing the facts leading thereto and stating that such requirement cannot be avoided by us or any such successor Person to us taking reasonable measures available to it. The trustee shall be entitled to rely conclusively upon such certificate and opinion as sufficient evidence of the conditions precedent described above, in which event it shall be conclusive and binding on the relevant holders.

Notice of redemption of debt securities as provided above shall be given to the holders not less than 30 nor more than 60 days prior to the date fixed for redemption; provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which we or any such successor Person to us would be required to pay Additional Amounts if a payment in respect of such debt securities was then due. Notice having been given, the debt securities of that series shall become due and payable on the date fixed for redemption and will be paid at the redemption price, together with accrued and unpaid interest, if any, to, but not including, the date fixed for redemption, at the place or places of payment and in the manner specified in that series of the debt securities. From and after the redemption date, if moneys for the redemption of such debt securities shall have been made available as provided in the indenture for redemption on the redemption date, the debt securities of such series shall cease to bear interest, and the only right of the holders of such debt securities shall be to receive payment of the redemption price and accrued and unpaid interest, if any, to, but not including, the date fixed for redemption.

Open Market Purchases

We or any of our Controlled Entities may, in accordance with all applicable laws and regulations, at any time purchase the debt securities issued under the indenture in the open market or otherwise at any price, so long as such purchase does not otherwise violate the terms of the indenture. The debt securities so purchased, while held by or on behalf of us or any of our Controlled Entities, shall not be deemed to be outstanding for the purposes of determining whether the holders of the requisite principal amount of outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver hereunder.

Modification and Waiver

The indenture contains provisions permitting us and the trustee, without the consent of the holders of the applicable series of debt securities, to execute supplemental indentures for certain enumerated purposes in the indenture and, with the consent of the holders of not less than a majority in aggregate principal amount of the applicable series of debt securities then outstanding under the indenture, to add, change, eliminate or modify in any way the provisions of the indenture or any supplemental indentures or to change or modify in any manner the rights of the holders of such debt securities. We and the trustee may not, however, without the consent of each holder of the debt securities of the applicable series affected thereby:

(i) change the Stated Maturity of any debt security;

(ii) reduce the principal amount of, payments of interest on or stated time for payment of interest on any debt security;

(iii) change any obligation of ours to pay Additional Amounts with respect to any debt security;

(iv) change the currency of payment of the principal of, premium (if any) or interest on any debt security;

(v) reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof;

(vi) impair the right to institute suit for the enforcement of any payment due on or with respect to any debt security;

(vii) reduce the above stated percentage of outstanding debt securities necessary to modify or amend the indenture;

(viii) reduce the percentage of the aggregate principal amount of outstanding debt securities of that series necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

(ix) modify the provisions of the indenture with respect to modification and waiver;

(x) amend, change or modify any provision of the indenture or the related definition affecting the ranking of any series of debt securities in a manner which adversely affects the holders of such debt securities; or

(xi) reduce the amount of the premium payable upon the redemption or repurchase of any series of debt securities or change the time at which any series of debt securities may be redeemed or repurchased as described above under “—Tax Redemption” or as described in the applicable prospectus supplement.

The holders of not less than a majority in principal amount of the debt securities of any series then outstanding may on behalf of all holders of the debt securities of that series waive any existing or past Default or Event of Default and its consequences under the indenture, except a continuing Default or Event of Default (i) in the payment of principal of, premium (if any) or interest on (or Additional Amount payable in respect of), the debt securities of such series then outstanding, in which event the consent of all holders of the debt securities of such series then outstanding affected thereby is required, or (ii) in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each debt security of such series then outstanding affected thereby. Any such waivers will be conclusive and binding on all holders of that series of debt securities, whether or not they have given consent to such waivers, and on all future holders of such debt securities, whether or not notation of such waivers is made upon such debt securities. Any instrument given by or on behalf of any holder of a debt security of that series in connection with any consent to any such waiver will be irrevocable once given and will be conclusive and binding on all subsequent holders of such debt security.

Notwithstanding the foregoing, without the consent of any holder of the securities, we and the trustee may amend the indenture and the relevant debt securities to, among other things:

(i) cure any ambiguity, omission, defect or inconsistency contained in the indenture or in any supplemental indenture; provided, however, that such amendment does not materially and adversely affect the rights of holders;

(ii) evidence the succession of another corporation to the Company, or successive successions, and the assumption by such successor of the covenants and obligations of the Company contained in the debt securities of one or more series and in this indenture or any supplemental indenture;

(iii) comply with the rules of any applicable depositary;

(iv) secure any series of debt securities;

(v) add to the covenants and agreements of the Company, to be observed thereafter and during the period, if any, in such supplemental indenture or indentures expressed, and to add Events of Default, in each case for the protection or benefit of the holders of all or any series of the debt securities (and if such covenants, agreements and Events of Default are to be for the benefit of fewer than all series of debt securities, stating that such covenants, agreements and Events of Default are expressly being included for the benefit of such series as shall be identified therein), or to surrender any right or power herein conferred upon the Company;

(vi) make any change in any series of debt securities that does not adversely affect the legal rights under the indenture of any holder of such debt securities in any material respect;

(vii) evidence and provide for the acceptance of an appointment under the indenture of a successor trustee; provided that the successor trustee is otherwise qualified and eligible to act as such under the terms thereof;

(viii) conform the text of the indenture or any series of the debt securities to any provision of this “Description of Debt Securities” to the extent that such provision in this prospectus was intended to be a verbatim recitation of a provision of the indenture or such series of the debt securities as evidenced by an officers’ certificate;

(ix) make any amendment to the provisions of the indenture relating to the transfer and legending of debt securities as permitted by the indenture, including, but not limited to, facilitating the issuance and administration of any series of the debt securities or, if incurred in compliance with the indenture, additional debt securities; provided, however, that (A) compliance with the indenture as so amended would not result in any series of the debt securities being transferred in violation of the Securities Act or any applicable securities law and (B) such amendment does not materially and adversely affect the rights of holders to transfer debt securities;

(x) change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there is no outstanding debt security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

(xi) make any amendment to the indenture necessary to qualify the indenture under the Trust Indenture Act;

(xii) add guarantors or co-obligors with respect to any series of debt securities; and

(xiii) establish the form and terms of debt securities of any series as permitted under the indenture, or to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture, or to add to the conditions, limitations or restrictions on the authorized amount, terms or purposes of issue, authentication or delivery of the debt securities of any series, as herein set forth, or other conditions, limitations or restrictions thereafter to be observed.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment, supplement or waiver. It is sufficient if such consent approves the substance of the proposed amendment or supplement. A consent to any amendment, supplement or waiver under the indenture by any holder given in connection with a tender of such holder’s debt securities will not be rendered invalid by such tender. After an amendment, supplement or waiver under the indenture becomes effective, we are required to give to the holders a notice briefly describing such amendment, supplement or waiver. However, the failure to give such notice to all the holders, or any defect in the notice will not impair or affect the validity of the amendment, supplement or waiver.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other Person in a transaction in which we are not the surviving entity, or convey, transfer or lease our properties and assets substantially as an entirety to, any Person unless:

(i) any Person formed by such consolidation or into which we are merged or to whom we have conveyed, transferred or leased our properties and assets substantially as an entirety is a corporation, partnership, trust or other entity validly existing under the laws of the Cayman Islands or Hong Kong and such Person expressly assumes by indentures supplemental to the indenture all of our obligations under the indenture and the debt securities issued under the indenture, including the obligation to pay Additional Amounts with respect to any jurisdiction in which it is organized or resident for tax purposes;

(ii) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

(iii) we have delivered to the trustee an officers’ certificate and an opinion of external legal counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indentures comply with the indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.

Payments for Consent

We will not, and will not permit any of our Controlled Entities to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of debt securities of any series for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the debt securities of such series unless such consideration is offered to be paid and is paid to all holders of the relevant series of debt securities that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.

Events of Default

Under the terms of the indenture, each of the following constitutes an Event of Default for a series of debt securities unless, as otherwise stated in the applicable prospectus supplement, it is either inapplicable to a particular series or it is specifically deleted or modified:

(i) failure to pay principal or premium in respect of any debt securities of that series by the due date for such payment (whether at Stated Maturity or upon acceleration, repurchase, redemption or otherwise);

(ii) failure to pay interest on any debt securities of that series within 30 days after the due date for such payment;

(iii) we default in the performance of or breach our obligations under the “—Consolidation, Merger and Sale of Assets” covenant;

(iv) we default in the performance of or breach any covenant or agreement in the indenture or under the debt securities of that series (other than a default specified in clause (i), (ii) or (iii) above) and such default or breach continues for a period of 30 consecutive days after written notice by the trustee or the holders of 25% or more in aggregate principal amount of the debt securities of that series;

(v) (1) there occurs with respect to any of our indebtedness or indebtedness of any of our Principal Controlled Entities, whether such indebtedness now exists or shall hereafter be created, (A) an event of default that has resulted in the holder thereof declaring the principal of such indebtedness to be due and payable prior to its stated maturity or (B) a failure to make a payment of principal, interest or premium when due (after giving effect to the expiration of any applicable grace period therefor, a “Payment Default”) and (2) the outstanding principal amount of such indebtedness, together with the outstanding principal amount of any other indebtedness of such Persons under which there has been a Payment Default or the maturity of which has been so accelerated, is equal to or exceeds the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity;

(vi) one or more final judgments or orders for the payment of money are rendered against us or any of our Principal Controlled Entities and are not paid or discharged, and there is a period of 90 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons (net of any amounts that our insurance carriers have paid or agreed to pay with respect thereto under applicable policies) to exceed the greater of (x) US$100,000,000 (or the Dollar Equivalent thereof) and (y) 2.5% of our Total Equity, during which a stay of enforcement, by reason of a pending appeal or otherwise, is not in effect;

(vii) the entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or (ii) a decree or order adjudging us or any of our Principal Controlled Entities bankrupt or insolvent, or approving as final and nonappealable a petition seeking reorganization, arrangement, adjustment, or composition of or in respect of us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property, or ordering the winding up or liquidation of their respective affairs (or any similar relief granted under any foreign laws), and in any such case the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 90 consecutive calendar days;

(viii) the commencement by us or any of our Principal Controlled Entities of a voluntary case or proceeding under any applicable federal, state or foreign bankruptcy, insolvency or other similar law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by us or any Principal Controlled Entity to the entry of a decree or order for relief in respect of us or any of our Principal Controlled Entities in an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law or the commencement of any bankruptcy or insolvency case or proceeding against us or any Principal Controlled Entity, or the filing by us or any Principal Controlled Entity of a petition or answer or consent seeking reorganization or relief with respect to us or any of our Principal Controlled Entities under any applicable bankruptcy, insolvency or other similar law, or the consent by us or any Principal Controlled Entity to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator, or other similar official of us or any of our Principal Controlled Entities or of any substantial part of their respective property pursuant to any such law, or the making by us or any of our Principal Controlled Entities of a general assignment for the benefit of creditors in respect of any indebtedness as a result of an inability to pay such indebtedness as it becomes due, or the admission by us or any of our Principal Controlled Entities in writing of our inability to pay our debts generally as they become due, or the taking of corporate action by us or any of our Principal Controlled Entities that resolves to commence any such action;

(ix) the debt securities of that series or the indenture is or becomes or is claimed by us to be unenforceable, invalid or ceases to be in full force and effect otherwise than is permitted by the indenture; and

(x) any other event of default described in the applicable prospectus supplement.

However, a default under clause (iv) of the preceding paragraph will not constitute an Event of Default until the trustee or the holders of 25% in principal amount of the then outstanding debt securities of that series provide written notice to us of the default and we do not cure such default within the time specified in clause (iv) of the preceding paragraph after receipt of such notice.

If an Event of Default (other than an Event of Default described in clauses (vii) and (viii) above) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding by written notice as provided in the indenture may declare the unpaid principal amount of such debt securities and any accrued and unpaid interest thereon (and any Additional Amount payable in respect thereof) to be due and payable immediately upon receipt of such notice. If an Event of Default in clause (v) above shall occur, the declaration of acceleration of the debt securities shall be automatically annulled if the default triggering such Event of Default pursuant to clause (v) shall be remedied or cured by us or any of our Principal Controlled Entities or waived by the holders of the relevant indebtedness within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the debt securities of that series would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium (if any) or interest on the debt securities of that series that became due solely because of the acceleration of the debt securities of that series, have been cured or waived. If an Event of Default in clauses (vii) or (viii) above shall occur, the unpaid principal amount of all the debt securities then outstanding and any accrued and unpaid interest thereon will automatically, and without any declaration or other action by the trustee or any holder of such debt securities, become immediately due and payable. After a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of at least a majority in aggregate principal amount of the debt securities of that series then outstanding may, under certain circumstances, waive all past defaults and rescind and annul such acceleration if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all Events of Default, other than the non-payment of principal, premium, if any, or interest on such debt securities that became due solely because of the acceleration of such debt securities, have been cured or waived. For information as to waiver of defaults, see “—Modification and Waiver.”

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the indenture at the request, order or direction of any of the holders of debt securities, unless such holders shall have offered to the trustee pre-funding, security and/or indemnity satisfactory to it against the costs, expenses and liabilities which may be incurred therein or thereby. Subject to certain provisions, including those requiring pre-funding, security and/or indemnification of the trustee, the holders of a majority in aggregate principal amount of the debt securities of a series then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or the debt securities, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such holder has previously given to the trustee written notice of a continuing Event of Default with respect to the debt securities of that series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding have made written request to the trustee to institute such proceeding, (iii) such holder or holders have offered pre-funding, security and/or indemnity satisfactory to the trustee and (iv) the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the debt securities of that series then outstanding a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a holder of a debt security for the enforcement of the right to receive payment of the principal of, premium (if any) or interest on such debt security on or after the applicable due date specified in such debt security.

Legal Defeasance and Covenant Defeasance

The indenture will provide that we may at our option and at any time elect to have all of our obligations discharged with respect to the outstanding debt securities of a series (“Legal Defeasance”) except for:

(1)

the rights of holders of the debt securities of that series that are then outstanding to receive payments in respect of the principal of, or interest or premium on such debt securities when such payments are due from the trust referred to below;

(2)

our obligations with respect to the debt securities of that series concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee for the debt securities of that series, and our obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance (as defined below) provisions of the indenture for the debt securities of that series.

The indenture will provide that, we may, at our option and at any time, elect to have our obligations with respect to the outstanding debt securities of a series released with respect to certain covenants (including our obligations under the headings “Consolidation, Merger and Sale of Assets” and “Payments for Consents”) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under the caption “—Events of Default” will no longer constitute an Event of Default.

The indenture will also provide that, in order to exercise either Legal Defeasance or Covenant Defeasance:

(1)

we must irrevocably deposit with the trustee or the paying agent, in trust, for the benefit of the holders of all debt securities of that series subject to Legal Defeasance or Covenant Defeasance, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants to pay the principal of, or interest and premium on such notes that are then outstanding on the Stated Maturity or on the applicable redemption date, as the case may be, and we must specify whether such debt securities are being defeased to maturity or to a particular redemption date;

(2)

in the case of Legal Defeasance, we must deliver to the trustee an opinion of external legal counsel of recognized standing with respect to U.S. federal income tax matters that is acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of external legal counsel will confirm that, the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)

in the case of Covenant Defeasance, we must deliver to the trustee an opinion of external legal counsel of recognized standing with respect to U.S. federal income tax matters that is acceptable to the trustee confirming that the beneficial owners of the then outstanding debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)

no Default or Event of Default with respect to the debt securities of that series must have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5)

we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of debt securities of that series over our other creditors with the intent of defeating, hindering, delaying or defrauding our creditors or others; and

(6)

we must deliver to the trustee an officers’ certificate and an opinion of external legal counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect with respect to debt securities of a series when:

(1)	either:

(a)

all debt securities of that series that have been authenticated, except lost, stolen or destroyed debt securities that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to us, have been delivered to the paying agent for cancellation; or

(b)

all debt securities of that series that have not been delivered to the paying agent for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and we have irrevocably deposited or caused to be deposited with the trustee or the paying agent as trust funds in trust solely for the benefit of the holders of the debt securities of such series, cash in U.S. dollars, U.S. Government Obligation, or a combination of cash in U.S. dollars and U.S. Government Obligation, in amounts as will be sufficient (in the case of a deposit not entirely in cash, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants), without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on such debt securities not delivered to the paying agent for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)

no Default or Event of Default under the indenture has occurred and is continuing with respect to the debt securities of that series on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which we are a party or by which we are bound;

(3)	we have paid or caused to be paid all sums payable by us under the indenture with respect to the debt securities of that series; and

(4)

we have delivered irrevocable instructions to the trustee or the paying agent (as the case may be) under the indenture to apply the deposited money toward the payment of the debt securities of that series at maturity or the redemption date, as the case may be.

In addition, we shall deliver an officers’ certificate and an opinion of external legal counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

The trustee under the indenture is The Bank of New York Mellon. Pursuant to the indenture, the trustee will be designated by us as the initial paying and transfer agent and registrar for the debt securities. The corporate trust office of the trustee is currently located at 240 Greenwich Street, New York, New York 10286, U.S.A.

The indenture provides that the trustee, except during the continuance of an Event of Default, undertakes to perform such duties and only such duties as are specifically set forth therein. If an Event of Default has occurred and is continuing, the trustee will exercise such of the rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

Whenever the trustee shall have discretion or permissive power in accordance with the indenture or the law, the trustee may decline to exercise the same in the absence of approval by the holders and shall have no obligation to exercise the same unless it has received pre-funding, been indemnified and/or provided with security to its satisfaction against all actions, proceedings, claims, actions or demands to which it may render itself liable and all costs, damages, charges, expenses and liabilities which it may incur by so doing. The trustee in its various capacities shall in no event be responsible for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit, goodwill or opportunity), whether or not foreseeable, even if the trustee has been advised of the possibility of such loss or damage and regardless of the form of action.

Subject to the terms of the indenture and the Trust Indenture Act, the trustee is permitted to engage in other transactions with the Company and its affiliates and can profit therefrom without being obliged to account for such profit; and the trustee shall not be under any obligation to monitor any conflict of interest, if any, which may arise between itself and such other parties. The trustee may have interest in, or may be providing, or may in the future provide financial services to other parties.

Currency Indemnity

To the fullest extent permitted by law, our obligations to any holder of debt securities under the indenture or the applicable series of debt securities, as the case may be, shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than U.S. dollars (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by such holder or the trustee, as the case may be, of any amount in the Judgment Currency, such holder or the trustee, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the amount originally to be paid to such holder or the trustee, as the case may be, in the Agreement Currency, we agree, as a separate obligation and notwithstanding such judgment, to pay the difference and if the amount of the Agreement Currency so purchased exceeds the amount originally to be paid to such holder, such holder or the trustee, as the case may be, agrees to pay to or for our account such excess, provided that such holder shall not have any obligation to pay any such excess as long as a default by us in our obligations under the indenture or the debt securities of such series has occurred and is continuing, in which case such excess may be applied by such holder to such obligations.

Notices

Notices to holders of debt securities will be mailed to them (or the first named of joint holders) by first class mail (or, if first class mail is unavailable, by airmail) at their respective addresses in the register.

Governing Law and Consent to Jurisdiction

The indenture and the debt securities will be governed by and will be construed in accordance with the laws of the State of New York. We have agreed that any action arising out of or based upon the indenture may be instituted in any U.S. federal or New York State court located in the Borough of Manhattan, The City of New York, and have irrevocably submitted to the non-exclusive jurisdiction of any such court in any such action. We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon which process may be served in any such action.

We have agreed that, to the extent that we are or become entitled to any sovereign or other immunity, we will waive such immunity in respect of our obligations under the indenture.

Certain Definitions

Set forth below are definitions of certain of the terms used herein. Additional terms are defined elsewhere above or in the indenture.

“Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions or trust companies in The City of New York, Hong Kong or Beijing are authorized or obligated by law, regulation or executive order to remain closed.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Shares and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible or exchangeable into such equity.

“Company” means JD.com, Inc.

“Consolidated Affiliated Entity” of any Person means any corporation, association or other entity which is or is required to be consolidated with such Person under Accounting Standards Codification subtopic 810-10, Consolidation: Overall (including any changes, amendments or supplements thereto) or, if such Person prepares its financial statements in accordance with accounting principles other than U.S. GAAP, the equivalent of Accounting Standards Codification subtopic 810-10, Consolidation: Overall under such accounting principles. Unless otherwise specified herein, each reference to a Consolidated Affiliated Entity will refer to a Consolidated Affiliated Entity of ours.

“Controlled Entity” of any Person means a Subsidiary or a Consolidated Affiliated Entity of such Person.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time for the determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the base rate for the purchase of U.S. dollars with the applicable foreign currency as quoted by the Federal Reserve Bank of New York on the date of determination.

“holder” in relation to a debt security, means the Person in whose name a debt security is registered in the security register for the registration and the registration of transfer or of exchange of the applicable series of securities.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“PRC” means the People’s Republic of China, excluding, for purposes of this definition, the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Shares,” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends upon liquidation, dissolution or winding up.

“Principal Controlled Entities” at any time shall mean one of our Controlled Entities

(i)	as to which one or more of the following conditions is/are satisfied:

(a)

its total revenue or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated total revenue attributable to us is at least 10% of our consolidated total revenue;

(b)

its net profit or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net profit attributable to us (in each case before taxation and exceptional items) is at least 10% of our consolidated net profit (before taxation and exceptional items); or

(c)

its net assets or (in the case of one of our Controlled Entities which has one or more Controlled Entities) consolidated net assets attributable to us (in each case after deducting minority interests in Subsidiaries) are at least 10% of our consolidated net assets (after deducting minority interests in Subsidiaries);

all as calculated by reference to the then latest audited financial statements (consolidated or, as the case may be, unconsolidated) of our Controlled Entity and our then latest audited consolidated financial statements;

provided that, in relation to paragraphs (a), (b) and (c) above:

(1)

in the case of a corporation or other business entity becoming a Controlled Entity after the end of the financial period to which our latest consolidated audited accounts relate, the reference to our then latest consolidated audited accounts and our Controlled Entities for the purposes of the calculation above shall, until our consolidated audited accounts for the financial period in which the relevant corporation or other business entity becomes a Controlled Entity are issued, be deemed to be a reference to the then latest consolidated audited accounts of us and our Controlled Entities adjusted to consolidate the latest audited accounts (consolidated in the case of a Controlled Entity which itself has Controlled Entities) of such Controlled Entity in such accounts;

(2)

if at any relevant time in relation to us or any Controlled Entity which itself has Controlled Entities, no consolidated accounts are prepared and audited, total revenue, net profit or net assets of us and/or any such Controlled Entity shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by or on behalf of us;

(3)

if at any relevant time in relation to any Controlled Entity, no accounts are audited, its net assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Controlled Entity prepared for this purpose by or on behalf of us; and

(4)

if the accounts of any Controlled Entity (not being a Controlled Entity referred to in proviso (1) above) are not consolidated with our accounts, then the determination of whether or not such Controlled Entity is a Principal Controlled Entity shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with our consolidated accounts (determined on the basis of the foregoing); or

(ii) to which is transferred all or substantially all of the assets of a Controlled Entity which immediately prior to the transfer was a Principal Controlled Entity; provided that, with effect from such transfer, the Controlled Entity which so transfers its assets and undertakings shall cease to be a Principal Controlled Entity (but without prejudice to paragraph (i) above) and the Controlled Entity to which the assets are so transferred shall become a Principal Controlled Entity.

An officers’ certificate delivered to the trustee certifying in good faith as to whether or not a Controlled Entity is a Principal Controlled Entity shall be conclusive in the absence of manifest error and the trustee shall be entitled to rely conclusively upon such officers’ certificate (without further investigation or enquiry) and shall not be liable to any person for so accepting and relying on such officers’ certificate.

“Stated Maturity” means, when used with respect to any debt security or any installment of interest thereon, the date specified in such debt security as the fixed date on which the principal (or any portion thereof) of or premium, if any, on such debt security or such installment of interest is due and payable.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or Persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), voting at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

“Total Equity” as of any date, means the total equity attributable to our shareholders on a consolidated basis determined in accordance with U.S. GAAP, as shown on our consolidated balance sheet for the most recent fiscal quarter.

“U.S. GAAP” refers to generally accepted accounting principles in the United States of America.

“U.S. Government Obligations” means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depositary receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depositary receipt.

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and the applicable prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any paying and transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts at banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any applicable prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out, among other things:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise any rights or options that may exist under the debt securities on your behalf;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The applicable prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	you cannot have the debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•

you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•

the depositary’s policies will govern payments, dividends, transfers, exchange and other matters relating to your interest in the global security. We, the trustee and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee, any paying and transfer agent and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name if you wish to become a direct holder.

Unless we specify otherwise in the applicable prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•

the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, at a time when such depositary is required to be so registered in order to act as depositary, and in each case we do not or cannot appoint a successor depositary within 90 days; or

•	upon request by holders, in case that an event of default with respect to the debt securities of the applicable series has occurred and is continuing.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by that prospectus supplement. When a global security terminates, the depositary (and not us, the trustee, any paying and transfer agent or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands because of the following benefits found there:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our current operations are conducted in China, and substantially all of our assets are located in China. We have appointed Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States in connection with an offering of securities registered by the registration statement of which this prospectus is a part. A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for an investor to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and Zhong Lun Law Firm, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•

recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Maples and Calder (Hong Kong) LLP has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits in the circumstances described below. While there is no binding authority on this point, this is likely to include, in certain circumstances, a non-penal judgment of a United States court imposing a monetary award based on the civil liability provisions of the U.S. federal securities laws.

Maples and Calder (Hong Kong) LLP has further advised us that a judgment obtained in the United States will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (1) is given by a foreign court of competent jurisdiction; (2) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (3) is final; (4) is not in respect of taxes, a fine or a penalty; and (5) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere. Neither the United States nor the PRC has a treaty with the Cayman Islands providing for reciprocal recognition and enforcement of judgments of courts of the United States or the PRC, respectively, in civil and commercial matters.

Zhong Lun Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more of the following ways:

•	to or through underwriters or dealers;

•	through agents;

•	directly to one or more purchasers; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the offered securities will describe the terms of the offering, including the following:

•	the name or names of any underwriters, dealers or agents;

•	any public offering price;

•	the proceeds from such sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

We may distribute the securities from time to time in one or more of the following ways:

•	at a fixed price or prices, which may be changed;

•	at prices relating to prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

By Underwriters or Dealers

If we use underwriters for the sale of securities, they will acquire securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless we otherwise state in the applicable prospectus supplement, various conditions will apply to the underwriters’ obligation to purchase securities, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. The underwriter or underwriters of a particular underwritten offering of securities, or, if an underwriting syndicate is used, the managing underwriter or underwriters, will be set forth on the cover of the applicable prospectus supplement.

If we use dealers in the sale, unless we otherwise indicate in the applicable prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

By Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis. Any agent involved will be named, and any commissions payable by us to such agent will be set forth, in the applicable prospectus supplement.

Direct Sales

We may also sell securities directly without using agents, underwriters, or dealers.

General Information

We may enter into agreements with underwriters, dealers and agents that entitle them to indemnification against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may be customers of, may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents used in the offer or sale of securities will be identified and their compensation described in an applicable prospectus supplement.

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to legal matters of United States federal securities and New York State law, by Maples and Calder (Hong Kong) LLP with respect to legal matters of Cayman Islands law and by Zhong Lun Law Firm with respect to legal matters of PRC law. The validity of the debt securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Zhong Lun Law Firm with respect to matters governed by PRC law. Legal matters in connection with the debt securities to be offered hereby will be passed upon for any underwriters or agents by counsel to be named in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The offices of PricewaterhouseCoopers Zhong Tian LLP are located at 6/F DBS Bank Tower, 1318 Lu Jia Zui Ring Road, Pudong New Area, Shanghai 200120, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and in accordance with the Exchange Act, we file annual reports and other information with the SEC. Information we file with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, or between information incorporated by reference into this prospectus from different documents, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•

our annual report on Form 20-F for the fiscal year ended December 31, 2018, as amended by Amendment No. 1 thereto, filed with the SEC on April  15, 2019 and June 28, 2019, respectively (File No. 001-36450);

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•	our current report on Form 6-K furnished to the SEC on December 3, 2019 (File No. 001-36450); and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

JD.com, Inc.

20th Floor, Building A, No. 18 Kechuang 11 Street

Yizhuang Economic and Technological Development Zone

Daxing District, Beijing 101111

The People’s Republic of China

+86 10 8911-8888

Attention: Investor Relations

US$1,000,000,000

JD.com, Inc.

US$700,000,000 3.375% Notes due 2030

US$300,000,000 4.125% Notes due 2050

Joint Bookrunners and Joint Lead Managers

BofA Securities	UBS

Joint Lead Managers

BofA Securities	UBS	HSBC

Co-Managers

Bank of China	DBS Bank Ltd.	Jefferies	Standard Chartered Bank